Exhibit 10.2

INVESTMENT AGREEMENT by and among CINERGY CORP., DUKE ENERGY INDIANA HOLDCO, LLC, DUKE ENERGY CORPORATION and EPSOM INVESTMENT PTE. LTD. Dated as of January 28, 2021

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TABLE OF CONTENTS
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Section 11.9 Specific Performance	71
Section 11.10 Counterparts	71
Section 11.11 No Offset	71
Section 11.12 Waiver; Conflicts	71

EXHIBITS

Exhibit A    Form of DEI Holdco A&R LLC Agreement
Exhibit B    Form of Funding Notice
Exhibit C    Form of Authorized Signatory List

SCHEDULES

Cinergy Disclosure Schedules
Investor Disclosure Schedules

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INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT (including all schedules and exhibits attached hereto, this “Agreement”), dated as of January 28, 2021 (the “Agreement Date”), is entered into by and among Cinergy Corp., a Delaware corporation (“Cinergy”), Duke Energy Indiana Holdco, LLC, a Delaware limited liability company (“DEI Holdco”), Duke Energy Corporation, a Delaware corporation (“Duke”), and Epsom Investment Pte. Ltd., a Singapore private limited company (“Investor”) (Cinergy, DEI Holdco, Duke and Investor being sometimes hereinafter referred to individually as a “Party” and together as the “Parties”), with reference to the following:
RECITALS
WHEREAS, Duke owns, directly or indirectly, one hundred percent (100%) of the Equity Interests of Cinergy;
WHEREAS, Cinergy owns one hundred percent (100%) of the issued and outstanding membership interests of DEI Holdco (the “DEI Holdco Membership Interests”);
WHEREAS, Cinergy owns one hundred percent (100%) of the issued and outstanding membership interests of Duke Energy Indiana, LLC, an Indiana limited liability company (“DEI” and such membership interests, the “DEI Membership Interests”);
WHEREAS, prior to the First Closing (as defined below), (a) Cinergy will contribute to DEI Holdco one hundred percent (100%) of the DEI Membership Interests such that DEI Holdco owns one hundred percent (100%) of the DEI Membership Interests and (b) DEI Holdco will partially assume (the “Note Assumption”) from Cinergy obligations under the note dated December 30, 2020 payable to Duke (the “Duke Note”), which assumption shall be limited to a principal amount equal to $2,050,000,000 (excluding, for the avoidance of doubt, any accrued interest prior to the date of such assumption) (the contributions described in clause (a) above, together with the Note Assumption described in clause (b) above, the “Contribution”);
WHEREAS, on the terms and subject to the conditions set forth herein, DEI Holdco wishes to issue and sell to Investor, and Investor wishes to purchase from DEI Holdco, certain newly issued DEI Holdco Membership Interests such that, after giving effect to the Transactions (as defined below), Investor will own nineteen point nine percent (19.9%) (the “Aggregate Percentage”) of the DEI Holdco Membership Interests; and
WHEREAS, contemporaneously with the First Closing, Cinergy, Investor and DEI Holdco will enter into an Amended and Restated Limited Liability Company Agreement of DEI Holdco substantially in the form attached hereto as Exhibit A (the “DEI Holdco A&R LLC Agreement”) to memorialize their respective ownership of DEI Holdco Membership Interests and their mutual agreements and understandings relating to the ownership, management and operation of DEI Holdco.
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NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1    Definitions. As used in this Agreement the following terms have the following meanings:
“Acquired DEI Holdco Interests” means the DEI Holdco Membership Interests acquired by Investor at the First Closing and the DEI Holdco Membership Interests acquired by Investor at the Second Closing.
“Action or Proceeding” means any notice, charge, assertion, appeal, action, demand, inquiry, citation, summons, litigation, suit, proceeding, hearing, arbitration or investigation by or before any Governmental Authority or any validly constituted arbitral panel or similar body, of any nature (criminal, civil, administrative, regulatory, investigative or otherwise), and whether at law or at equity.
“Additional Capital Investment” means the amount (which, for purposes of Section 2.1, shall not exceed $300 million in the aggregate) of any cash equity capital contributions to, or investments of any additional cash equity capital in, DEI in the ordinary course of business and a manner consistent with past practice, including for the capital expenditures set forth on Schedule 1.1(a), made by Cinergy in DEI on or after the Agreement Date and prior to the First Closing.
“Adjusted Purchase Price” has the meaning given in Section 2.1(b).
“Adjustment Amount” means the product of (a) $10,000 and (b) the number of days in the period from (and including) the date on which the Parties receive FERC Approval to (but excluding) the First Closing Date.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person; provided, however, that no Person other than GIC Private Limited and its Subsidiaries and any entity managed or advised by GIC Private Limited or its Subsidiaries shall be deemed an Affiliate of Investor.
“Affiliate Contract” means any Contract between any of the Companies, on the one hand, and any Affiliate of any of the Companies (other than any other Company), on the other hand.
“Affiliate Guidelines” has the meaning given in Section 4.19(a).
“Aggregate Percentage” has the meaning given in the Recitals.

“Agreement” has the meaning given in the Preamble.
“Agreement Date” has the meaning given in the Preamble.
“AML Laws” has the meaning set forth in Section 4.18.
“Ancillary Agreements” means the agreements, instruments and certificates to be executed and delivered by a Party at or prior to a Closing pursuant to Section 2.2(e)(iv).
“Anti-Corruption Laws” means any Laws concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Authority.
“Applicable Rate” means, as of any given time, an interest rate per annum equal to the average of the United States three month Treasury bill rate, as available as published by The Wall Street Journal.
“Assets” means any and all direct and indirect interests in both tangible and intangible property, including all Permits, Real Property, Intellectual Property Rights and rights under Contracts.
“Authorized Signatory List” has the meaning given in Section 2.2(b).
“Balance Sheet Date” has the meaning given in Section 4.6(a).
“Base Purchase Price” means Two Billion Fifty Million Dollars ($2,050,000,000).
“Burdensome Condition” means any requirement or condition (a) to enter into any agreement or undertaking that requires the holding of direct or indirect Equity Interests in DEI Holdco through proxy holders or in a voting trust, (b) to alter the governance arrangements with respect to the Companies in a manner that adversely affects or limits the governance rights of Investor in any material respect, (c) to diminish in any material respect the scope of Investor’s information rights with respect to the Companies (other than with respect to identified matters of national security), (d) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Investor, any of its Subsidiaries or their Affiliates or, after the First Closing, the Companies, (e) otherwise to take or commit to take any actions that would reasonably be expected to materially and adversely (i) affect one or more of the businesses, product lines or assets of Investor, its Subsidiaries or their Affiliates or, after the First Closing, the Companies, or (ii) limit the ability of Investor, its Subsidiaries or their Affiliates or, after the First Closing, the Companies, to retain, one or more of their businesses, product lines or assets, (f) to disclose any non-public information with respect to itself or its Affiliates (other than, with respect to Required Approvals, information of the type and to the extent previously provided with respect to such Required Approval in a proceeding by Investor or its Affiliates before the corresponding Governmental Authority in previous applications under substantially similar standards of confidentiality); provided that with respect to any requirement or condition from a Governmental Authority to disclose any non-public information with respect to itself or its Affiliates in connection with the

Transactions, Investor shall have entered into good faith discussions with Cinergy and the relevant Governmental Authority to, and shall have used its reasonable efforts to, provide other information, within the constraints imposed on GIC Private Limited and its Affiliates by applicable Law, organizational documents, existing internal policies and past practices, that attempted in good faith to address the topic(s) of inquiry then being made by such Governmental Authority, or (g) to commence or participate in any action, suit or other litigation proceeding (other than regulatory proceedings with respect to the Required Approvals).
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Singapore or New York, New York are authorized or required by Law to be closed.
“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.
“CFIUS Approval” means (a) Cinergy, DEI Holdco and Investor have received a written notification issued by CFIUS that it has determined that the issuance and sale of the Acquired DEI Holdco Interests is not a “covered transaction” pursuant to the CFIUS Statute; (b) Cinergy, DEI Holdco and Investor shall have received written notice from CFIUS that CFIUS has concluded all action under the CFIUS Statute with respect to the issuance and sale of the Acquired DEI Holdco Interests, and there are no unresolved national security concerns with respect to the issuance and sale of the Acquired DEI Holdco Interests; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the issuance and sale of the Acquired DEI Holdco Interests, then either (i) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the issuance and sale of the Acquired DEI Holdco Interests, or (ii) the time permitted by the CFIUS Statute for the President to announce any decision to suspend, prohibit or place any limitations on the issuance and sale of the Acquired DEI Holdco Interests shall have expired without any such action being announced or taken.
“CFIUS Notice” means a notice with respect to the Transactions submitted to CFIUS by Cinergy, DEI Holdco and Investor pursuant to 31 C.F.R. Part 800 Subpart E.
“CFIUS Statute” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all applicable rules and regulations issued and effective thereunder.
“CFIUS Turndown” has the meaning given in Section 6.3(b)(iii).
“Charter Documents” means, with respect to any Person, all organizational documents and all shareholder agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.
“Cinergy” has the meaning given in the Preamble.
“Cinergy Required Approvals” has the meaning given in Section 3.4.

“Cinergy Required Consents” has the meaning given in Section 3.4.
“Cinergy’s Knowledge” means the actual knowledge, after inquiry of their respective direct reports, of each of the individuals set forth on Schedule 1.1(b); provided, however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.
“Claim Notice” has the meaning given in Section 10.5.
“Closing” has the meaning given in Section 2.2(a).
“Closing Actions” has the meaning given in Section 2.2(e).
“Closing Date” means the date upon which a Closing occurs.
“COBRA” has the meaning given in Section 4.12(c).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
“Companies” has the meaning given in the preamble to Article IV.
“Company Counsel” has the meaning set forth in Section 11.12.
“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or databases of the Companies or, to the extent used by the Companies, the IT Systems or databases of their Affiliates, including Personal Data, that are used by the Companies.
“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any of the Companies or, with respect to Intellectual Property Rights used in connection with the business or operations of the Companies, their Affiliates.
“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, data privacy and security policies of the Companies or, to the extent applicable to the Companies, of their Affiliates, (b) representations, obligations, promises or commitments of the Companies or, to the extent applicable to the Companies, of their Affiliates, relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Companies as a result of any certification relating to privacy, security, or the Processing of Personal Data.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 8, 2020, between Duke and GIC Special Investments Pte. Ltd.
“Contract” means any agreement, contract, lease, settlement, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets and similar evidences of an agreement in principle.
“Contribution” has the meaning given in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.
“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 412 or 4971 of the Code and (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.
“COVID-19” means the coronavirus disease (COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020.
“COVID-19 Action” means a reasonable action taken (a) in response to the COVID-19 pandemic or (b) to comply with COVID-19 Measures applicable to the Companies, which actions are (i) reasonably consistent with (x) the actions taken by other similarly situated regulated utilities operating in the same region of the United States as DEI and its Subsidiaries or (y) the past practices of DEI and its Subsidiaries in response to COVID-19 prior to the date of this Agreement and (ii) in compliance with applicable Law.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, decree, judgment, injunction or other order, directive, guideline or recommendation promulgated by any Governmental Authority in connection with or in response to COVID-19.
“Data Breach” means any unauthorized Processing of Company Data or IT Systems, or any other data security incident requiring notification to any Person or Governmental Authority under Privacy Laws.
“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of a Company.
“Debt” means all (a) obligations of a Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (b) obligations of such Person to pay any deferred purchase price, including “earn-out” payments, post-closing true-up obligations, conditional sale obligations, obligations under any title retention agreement or similar contingent obligations; (c) obligations under commodity hedging arrangements, exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements, solely to the extent such obligations would have been considered indebtedness on the Reference Balance Sheet; (d) obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn; (e) obligations of a Person under leases classified as capital or finance leases in its financial statements or required to be so classified in accordance with GAAP; (f) guarantees with respect to obligations of other Persons of the type referred to in clauses (a) through (e); and (g) obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, including in each case, the outstanding principal amount, any unpaid or accrued interest and any other payment obligations in respect thereof. “Debt” does not include any (A) ordinary course intercompany obligations solely between or among the Companies to the extent eliminated in consolidation or (B) trade accounts payable of the Companies in favor of non-Affiliates that are incurred in the ordinary course of business and included in net working capital in accordance with GAAP.
“DEI” has the meaning given in the Recitals.
“DEI Holdco” has the meaning given in the Preamble.
“DEI Holdco A&R LLC Agreement” has the meaning given in the Recitals.
“DEI Holdco Membership Interests” has the meaning given in the Recitals.
“DEI Membership Interests” has the meaning given in the Recitals.
“DEI Plans” has the meaning given in Section 4.12(a).
“Duke” has the meaning given in the Preamble.
“Duke Consolidated Group” means the “affiliated group” (as defined in Section 1504 of the Code) of which Duke is the common parent.
“Duke Note” has the meaning given in the Recitals.
“Emergency Situation” means, with respect to the business of the Companies, any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency or voltage or to prevent material loss of firm load, material equipment damage or tripping of system elements that could materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of persons or the operational integrity of the Assets and business of the Companies or any other condition or occurrence requiring implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Employee Benefit Plan” has the meaning given in Section 4.12(a).

“Environmental Claim” means any and all written or oral claims alleging potential Liability, administrative or judicial actions, suits, orders, liens, or notices alleging Liability, notices of violation, investigations, complaints, requests for information relating to the Release or threatened Release of Hazardous Substances, proceedings, or other written or oral communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any location.
“Environmental Laws” means any and all Laws relating to pollution, the protection of the indoor or outdoor environment or natural resources (including all air, surface water, groundwater, soil vapor or land, including land surface or subsurface, flora and fauna and other natural resources), historic or cultural resources, or human health and safety (to the extent related to exposure to harmful or deleterious substances), or relating to the processing, distribution, use, treatment, storage, disposal, Release or handling of, or exposure to Hazardous Substances.
“Environmental Permits” has the meaning given in Section 4.11(a).
“Equity Interests” means (i) capital stock, partnership or membership interests or units (whether general or limited), or any other voting securities or interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing entity, or (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to acquire, or securities convertible into or exercisable or exchangeable for any of the foregoing.
“ERISA” has the meaning given in Section 4.12(a).
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any of the Companies would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.
“Estimated Adjusted Purchase Price” has the meaning given in Section 2.1(e)(i).
“Estimated First Closing Purchase Price” has the meaning given in Section 2.1(e)(i).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“FCC” means the Federal Communications Commission or any successor agency thereto.
“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
“FERC Approval” has the meaning given in Section 6.3(a).

“Financing Sources” has the meaning given in Section 6.11(d).
“First Closing” means the first Closing under this Agreement.
“First Closing Acquired Percentage” has the meaning given in Section 2.1(a).
“First Closing Date” means the date upon which the First Closing occurs.
“First Closing Purchase Price” has the meaning given in Section 2.1(c).
“FPA” means the Federal Power Act.
“Fundamental Representations” has the meaning given in Section 9.1.
“Funding Notice” has the meaning given in Section 2.2(b).
“GAAP” has the meaning given in Section 4.6(b).
“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry operating in the United States during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of the performance of such practice, method or act.
“Government Official” means any officer or employee of a Governmental Authority, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or any political party, party official, candidate for public office or political campaign.
“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exception, exemption, variance, order, recognition, grant, confirmation, clearance, filing, declaration or registration (other than a Permit) from, of, or with any Governmental Authority.
“Governmental Authority” means any federal, national, regional, state, municipal or local government or special district, any political subdivision or any governmental, judicial, public, administrative, Tax, regulatory, arbitral, statutory or other instrumentality, tribunal, court, agency, authority, body, commission, bureau or entity having jurisdiction over the matter or Person in question, including, as applicable, FERC, the IURC, the NERC and MISO.
“Group Return” has the meaning given in Section 6.2(c).
“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by, or which would reasonably be expected to give rise to Liability under, any applicable Environmental Law.
“Indemnified Group” has the meaning given in Section 10.1(a).
“Indemnified Party” has the meaning given in Section 10.1(a).
“Indemnitor” has the meaning given in Section 10.1(a).
“Information Security Program” means a written information security program that complies with Privacy Laws and that includes: (a) policies and procedures regarding the Processing of Personal Data; (b) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Personal Data Processed by any Company; (c) requirements for protecting the security, confidentiality, and integrity of any Personal Data Processed by, and IT Systems operated by, any third party operating on behalf of or at the direction or for the benefit of any Company; (d) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (e) protections against Data Breaches, Malicious Code, and against loss, misuse or unauthorized access to and Processing of Company Data and IT Systems owned or controlled by the Companies.
“Intellectual Property Rights” means all intellectual property and intellectual property rights as they exist in any jurisdiction throughout the world, whether registered or unregistered, published or unpublished, including the following: (i) patents, patent applications and similar rights including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof; (ii) trademarks, service marks, trade dress, and registrations and applications for registration thereof, Internet domain names, and the goodwill associated with any of the foregoing; (iii) copyrightable works and copyrights and registrations and applications for registration thereof; (iv) rights in processes, software, technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), formulae, customer lists or data, business and marketing plans, marketing information and other confidential information including trade secrets; and (v) rights in software (including source code, object code and embedded data, databases, collections of data, firmware and related information, documentation and manuals).
“Intercompany Transactions” has the meaning given in Section 4.19(b).
“Investor” has the meaning given in the Preamble.
“Investor Material Adverse Effect” has the meaning given in Section 5.1.
“Investor Required Approvals” has the meaning given in Section 5.4.

“Investor Required Consents” has the meaning given in Section 5.4.
“Investor’s Knowledge” means the actual knowledge, after inquiry of their respective direct reports, of each of the individuals set forth on Schedule 1.1(d); provided, however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned, leased by, used by, for the benefit of, licensed to, or Processed in the conduct of the business of the Companies.
“IURC” means the Indiana Utility Regulatory Commission.
“Law” means any statute, law (including common law), ordinance, treaty, Order, rule or regulation of a Governmental Authority.
“Leased Real Property” means the real property leased by any of the Companies as lessee, which is primarily used, held primarily for use in, or necessary for, the business of such Company.
“Leases” means all leases, subleases, licenses, occupancy agreements, and any other agreements for the use, possession, or occupancy of any portions of the Real Property.
“Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee, commitment, damage, penalty, fine, assessment, charge, loss, claim, demand, or expense, whether accrued, unaccrued, absolute, contingent, asserted, unasserted, matured, unmatured, liquidated, unliquidated, known or unknown, secured or unsecured of every kind and description, including all expenses related thereto.
“Lien” means any mortgage, deed of trust, pledge, lien (including any Tax lien), charge, claim, option, right of first refusal, equitable interest, security interest, third party right, assignment, hypothecation, encumbrance, easement, right of way, title defect, encroachment, or other covenant, condition, agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).
“Lookback Date” means January 1, 2018.
“Loss” means, with respect to a Person, the amount of any loss, cost, expense, Tax, damage or liability, including interest, fines, reasonable legal and accounting fees, and expenses of a Person including, with respect to an owner of Acquired DEI Holdco Interests, any diminution in the value of such Acquired DEI Holdco Interests (assuming a proportionate, dollar-for-dollar reduction in the value of the Acquired DEI Holdco Interests based on the underlying reduction in value of the Companies and, for the avoidance of doubt, taking into account, if applicable (a) the percentage ownership of DEI Holdco of such owner, which, with respect to Investor, shall be deemed to be (i) from and after the First Closing, the First Closing Acquired Percentage and (ii) from and after the Second Closing, the Aggregate Percentage), (b) whether and when any Tax benefit will be recognized by the Companies in connection with the incurrence of any Loss, and (c) whether and when such Loss will actually be recovered through DEI’s rates. If Investor issues a Claim Notice prior to the Second Closing, and the Second Closing subsequently occurs, the Aggregate Percentage shall apply to calculation of such Loss.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing access to, a computer system or network or other device on which such code is stored or installed, in each case without authorization; or (b) damaging or destroying any data or file without the user’s consent. For the avoidance of doubt, none of the following are Malicious Code: (i) code that enables a third party licensor or service provider to disable, prevent access to, or delete software or data in accordance with the terms of the applicable Contract, and (ii) code that disables access to software or an IT System for security purposes, such as the use of incorrect passwords or other security tokens.
“Marketing Period” means, with respect to each Closing, the first period of thirty (30) consecutive days at the end of which (a) all conditions to such Closing in Article VII have been satisfied or waived (other than those conditions that can only be satisfied as of such Closing), and (b) Investor shall have the Required Information; provided, however, that any Marketing Period shall not be deemed to have commenced if, prior to the completion of such Marketing Period, (x) financial information for any fiscal quarter included in the Required Information becomes stale under Regulation S-X promulgated under the Securities Act, in which case the Marketing Period shall not be deemed to commence unless and until the earliest date on which the Company has furnished Investor with updated Required Information, (y) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the annual financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another nationally-recognized independent public accounting firm or (z) any of the financial statements included in the Required Information shall have been restated or Duke or DEI shall have publicly announced, or the board of directors (or similar governing body) of Duke or DEI shall have determined, that a restatement of any such financial statements is required, in which case the Marketing Period shall be deemed not to commence until such restatement has been completed in a manner that is not materially adverse, or Duke or DEI, as applicable, has determined that no restatement shall be required in accordance with GAAP. If at any time after (i) with respect to the First Closing, the sixtieth (60th) day after CFIUS has accepted the CFIUS Notice and, (ii) with respect to the Second Closing, the date that Cinergy has delivered to Investor the Second Closing Notice (as applicable with respect to each Marketing Period, “Marketing Period Inside Date”), Cinergy reasonably believes that Cinergy or the Companies have provided the Required Information, Cinergy may deliver to Investor a notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied on the date such notice is received (subject to the terms of Required Information as to when information would go stale or otherwise be unusable), unless Investor in good faith reasonably believes Cinergy or the Companies have not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to Cinergy to that effect (stating with specificity which portion(s) of the Required Information has not been delivered or is otherwise unsuitable).
“Marketing Period Inside Date” has the meaning given in the definition of Marketing Period.
“Material Adverse Effect” means any condition, circumstance, event or change that, individually or in the aggregate with any other such conditions, circumstances, events or changes, (a) with respect to Duke, Cinergy or DEI Holdco, has had or would reasonably be expected to have a material adverse effect on the ability of such Person to consummate the Transactions or to perform its obligations under the Transaction Documents, and (b) with respect to the Companies, has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Companies, taken as a whole; provided, however, that a Material Adverse Effect shall not include any such condition, circumstance, event or change resulting from, relating to or arising out of (i) changes in economic or financial market conditions generally or in the industries in which the Companies operate, (ii) changes in international, national, regional or state wholesale or retail markets (including market description or pricing) for energy, electricity, capacity, fuel supply or ancillary services, including those due to actions by competitors, (iii) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities), (iv) changes in international, national, regional or state electric transmission or distribution systems, including the operation or condition thereof, (v) any changes in the market price of commodities, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (vi) effects of weather or meteorological events, including climate change, (vii) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (viii) any change in Law or GAAP or regulatory policy adopted by or approved by any Governmental Authority, (ix) the announcement, execution or delivery of this Agreement or the consummation of the Transactions (except that this clause (ix) shall not apply with respect to the representations or warranties in Section 3.4, Section 3.5 or Section 4.2 or, to the extent related thereto, the closing condition in Section 7.2(a)(i)), (x) any actions specifically required to be taken, or consented to by Investor, pursuant to this Agreement, (xi) natural disasters or “acts of God” or other “force majeure” events, including pandemics (including the COVID-19 pandemic) or any escalation or worsening thereof, or (xii) strikes, work stoppages or other labor disturbances; provided further that the items set forth in clauses (i) through (viii) and (xi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such items have a disproportionate effect on the affected Companies taken as a whole relative to other participants in the industry and markets in which the affected Companies conduct their respective business.
“Material Contract” means (a) any Contract to which any of the Companies is a party, or by the terms of which any of the Companies or the Assets of any of the Companies may be bound (including Contracts to which Duke or an Affiliate is a party and for which any of the Companies currently benefits, or to which it contributes, pursuant to intercompany arrangements, whether documented or not), as to which the expected total cost of performing such contract by the applicable Company or Companies or the total revenue expected to be received under such Contract by the applicable Company or Companies in the ordinary course exceeds five million dollars ($5,000,000) per annum or twenty million dollars ($20,000,000) over the life of the Contract, (b) any Contract to which any of the Companies is a party or by which it is bound that provides for non-monetary obligations on the part of any of the Companies, the non-performance of which obligations would reasonably be expected to materially and adversely affect any Company, (c) any Affiliate Contract, (d) any Contract to which any of the Companies is a party or by which it is bound (i) containing exclusivity agreements with any material contractor, manufacturer, utility or supplier, (ii) containing covenants limiting the ability of any Company to engage in any line of business or to compete with any Person or in any geographic area, that are material to any Company, (iii) granting any Person a preferential or other right (including requirements, “most-favored-nation clause,” or similar rights) to purchase or license any material Assets or any Equity Interests of any Company, (iv) that is a joint venture or joint ownership agreement (including all agreements for the ownership, participation, operation or maintenance of the Participation Facilities, as amended, and any other agreement for joint ownership, participation, operation or maintenance as joint tenants or tenants in common in properties or facilities), (v) that is with any Governmental Authority and material to any Company, (vi) that involves any resolution or settlement of any actual or threatened Action or Proceeding with a value in excess of ten million dollars ($10,000,000) or that provides for any injunctive or other non-monetary relief, (e) any Contract that limits or restricts or would, by its express terms, otherwise adversely affect the ability of any of the Companies to pay dividends or distributions and (f) any amendments or supplements to any of the foregoing; provided that the foregoing shall exclude Property Contracts.
“MISO” means the Midcontinent Independent System Operator, Inc.
“NERC” means the North American Electric Reliability Corporation.
“Note Assumption” has the meaning given in the Recitals.
“Order” means any legally binding award, injunction, judgment, decree, order, ruling, subpoena, verdict or other decision (other than a Permit) issued, promulgated or entered by or with any Governmental Authority or arbitrator of competent jurisdiction, applicable to a Party or its business or properties, or the Transactions.
“Owned Real Property” means the real property owned in fee by any of the Companies, which is primarily used, held primarily for use in, or necessary for, the business of such Company.

“Participation Facilities” means Gibson Unit No. 5 and the Vermillion Generating Facility.
“Party” or “Parties” has the meaning given in the Preamble.
“Permit” means all licenses, permits, certificates of authority, certificates of occupancy, exemptions, variances, authorizations, approvals, certifications, agreements, registrations, franchises and similar consents granted by a Governmental Authority in connection with the ownership or operation of the business of the Companies or the construction, ownership, use or occupancy of Real Property.
“Permitted Encumbrances” means (a) those restrictions on transfer imposed by (i) securities Laws or (ii) applicable Charter Documents of which copies have been made available to Investor, and (b) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
“Permitted Real Property Liens” means, with respect to the Real Property and any interests therein, (a) all Liens for Taxes, assessments, both general and special, and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable Law and GAAP, (b) all Liens for mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar Liens that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable Law and GAAP, (c) all building codes, entitlement and zoning ordinances, land use, environmental and other applicable Laws heretofore, now or hereafter enacted, made or issued, in each case, that do not materially impair the current occupancy or use of the Real Property for its intended purpose, (d) those exceptions to title set forth in any title policies of the Companies with respect to the Real Property that have been made available to Investor, (e) any matters that are disclosed by the surveys of the Real Property that have been made available to Investor, (f) all rights with respect to the ownership, mining, extraction and removal of oil, gas or minerals of whatever kind and character (including any rights to gravel, hard rock aggregate, or water extraction) that have been excepted or reserved prior to the Agreement Date in the public records, (g) any covenants, conditions, restrictions, easements, rights of way and similar matters affecting title to the Real Property and that have been filed in the public records prior to the Agreement Date and, in each case, that do not materially impair the current occupancy or use of the Real Property, and (h) rights of tenants under Leases of any portions of the Real Property that do not have any options to purchase or rights of first refusal with respect to such Real Property that do not materially impair the current occupancy or use thereof.
“Person” means any individual, sole proprietorship, company, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, association (whether incorporated or unincorporated), institution, Governmental Authority or any other entity.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Privacy Laws.
“Privacy Laws” means (a) each Law relating to the protection or Processing of Personal Data that is applicable to any Company or any of their Affiliates, including if and as applicable, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR § 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; Laws requiring notification to any Person or Governmental Authority in the event of a Data Breach; and all implementing regulations and requirements, and other similar Laws; (b) each contractual obligation relating to the Processing of Personal Data applicable to any Company or any of its Affiliates; and (c) each applicable binding rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Proceeding” has the meaning given in Section 11.8(b).
“Processing”, “Process” or “Processed”, with respect to Personal Data, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by Privacy Laws) of such Personal Data.
“Property Contracts” means any Contracts to which any of the Companies is a party relating to the leasing or ownership of the Real Property, including the Real Property Leases.
“Proposed Financing” has the meaning given in Section 6.11(a).
“Proposed Statement” has the meaning given in Section 2.1(e)(i).

“PUHCA” means the Public Utility Holding Company Act of 2005.
“Real Property” means the Leased Real Property together with the Owned Real Property.
“Real Property Leases” means the leases pursuant to which the Companies hold leasehold interests in and to the Leased Real Property.
“Reference Balance Sheet” means the consolidated balance sheet of DEI, dated as of December 31, 2019, contained in DEI’s Annual Report on Form 10-K for the year ended December 31, 2019.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance to the indoor or outdoor environment.
“Representatives” means each Party’s respective officers, directors, members, partners, limited partners, managers, employees, representatives, agents, attorneys, accountants or advisors.
“Required Approvals” has the meaning given in Section 5.4.
“Required Consents” has the meaning given in Section 5.4.
“Required Information” means, with respect to each Marketing Period, such financial and other information regarding the Companies as is customarily required in connection with the execution of financings of a type similar to a Proposed Financing or as otherwise reasonably requested by Investor in connection with a Proposed Financing, including (a) the audited consolidated balance sheet of the Companies as of the last day of each fiscal year ending December 31, 2019 and December 31, 2020 and each other fiscal year ending after December 31, 2020 and at least ninety (90) days prior to the commencement of such Marketing Period, the related audited consolidated statements of operations and cash flows of the Companies and changes in members’ capital accounts for the fiscal year then ended and the opinion of Deloitte & Touche LLP as the auditor of the Companies with respect thereto and (b) the unaudited consolidated balance sheet of the Companies as of the last day of each fiscal quarter ending at least forty-five (45) days prior to the commencement of such Marketing Period and the related unaudited consolidated statements of operations and cash flows of the Companies and changes in members’ capital accounts for the fiscal quarter then ended; provided, however, that, with respect to any of the foregoing financial statements for the years or quarters ended prior to the Agreement Date, such financial statements shall be prepared with respect to DEI rather than with respect to the Companies. All Required Information referred to in the prior sentence shall be prepared in accordance with GAAP. Required Information shall also include (i) financial data, a business description, a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and customary due diligence materials with respect to the Companies of the type and form customarily included in an offering memorandum for private placements of notes under Rule 144A promulgated under the Securities Act, and as necessary to receive from Deloitte & Touche LLP as the auditor of the Companies (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of DEI to be included in such offering memorandum, (ii) the consents of accountants for use of their unqualified audit reports in any materials relating to the applicable Proposed Financing; (iii) any replacements or restatements of, and supplements to, the information specified in items (a) through (b) above if any such information would go stale or otherwise be unusable for such purposes; and (iv) if requested in writing by Investor in accordance with Section 6.11(b), an update of the projections that Cinergy or its Representatives previously provided to Investor.
“Restricted Emergency Action” means entering into or effectuating, or otherwise agreeing, committing, deciding or delegating authority to take, any action that would be prohibited or restricted by Section 6.1(a)(i) – (xi), other than pursuant to Section 6.1(a)(i) with respect to Sections 7.1(a), 7.1(b)(ii), 7.2(b)(ii), 7.2(e) or 7.2(f) of the DEI Holdco A&R LLC Agreement.
“Review Period” has the meaning given in Section 2.1(e)(ii).
“RF” means the ReliabilityFirst Corporation.
“Sanctioned Person” means, at any time:
(a)    any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or any other relevant sanctions authority;
(b)    any Person operating, organized or resident in a country or territory which is the subject or target of any Sanctions (at the Agreement Date, Crimea, Cuba, Iran, North Korea and Syria);
(c)    any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or
(d)    any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Governmental Authority.
“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.
“SEC Reports” has the meaning given in Section 4.6(a).
“Second Closing” means the second Closing under this Agreement.
“Second Closing Acquired Percentage” means eight and eighty-five one-hundredths percent (8.85%).

“Second Closing Date” means the date upon which the Second Closing occurs.
“Second Closing Notice” has the meaning given in Section 2.2(c).
“Second Closing Purchase Price” has the meaning given in Section 2.1(d).
“Securities Act” has the meaning given in Section 5.11.
“Settlement Accountant” has the meaning given in Section 2.1(e)(ii).
“Specified Party” means (a) Investor or (b) any assignee of Investor hereunder as a result of an acquisition of DEI Holdco Membership Interests to which Investor (or a successor of Investor) has assigned its rights and interests hereunder in accordance with Section 11.4(c), so long as, in either case of clause (a), clause (b) or a combination thereof, each such Person is at the relevant time an “Investor 4.9% Member” as defined in the DEI Holdco A&R LLC Agreement.
“Statement of Objections” has the meaning given in Section 2.1(e)(ii).
“Subsidiary” means, with respect to any Person, any Person (other than a natural person) of which such first Person (either alone or through any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity voting or controlling interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.
“Survival Period” has the meaning given in Section 9.1.
“Tax” or “Taxes” means (i) all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto and (ii) any liability of any Company for the payment of amounts determined by reference to amounts in clause (i) pursuant to the Tax Sharing Agreement.
“Tax Proceeding” has the meaning given in Section 6.2(f).
“Tax Returns” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means that certain Fourth Amended Agreement for Filing Consolidated Income Tax Returns and for Allocation of Consolidated Income Tax, dated as of

January 1, 2016, by and between Duke and its Subsidiaries (including DEI), as the same may be amended.
“Termination Date” has the meaning given in Section 8.1(b).
“Third-Party Claim” has the meaning given in Section 10.6(a).
“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the DEI Holdco A&R LLC Agreement and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the Transactions.
“Transactions” means (i) the issuance and sale of the Acquired DEI Holdco Interests by DEI Holdco to Investor and the purchase thereof by Investor from DEI Holdco, and the other transactions contemplated by this Agreement (including the Contribution) or the Ancillary Agreements and (ii) the transactions contemplated by the DEI Holdco A&R LLC Agreement.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Treasury Regulations” means the regulations promulgated under the Code.
“Unknown Regulatory Approvals” means any notices, filings, approvals, consents or expirations of waiting periods required to be made or obtained to consummate the Second Closing under any Law or amendment of any Law promulgated after the date hereof and prior to the Second Closing.
“U.S.” means United States of America.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a material breach caused by an intentional act or intentional omission (including an intentional failure to act to cure a breach) taken by a Party, where that Party knows that such intentional action or intentional omission would constitute a material breach of this Agreement.
ARTICLE II

SUMMARY OF TRANSACTIONS
Section 2.1    Sale and Purchase of Acquired DEI Holdco Interests.
(a)    Sale and Purchase. Upon the terms and subject to conditions hereof:

(i)    at the First Closing, (x) DEI Holdco shall issue and sell to Investor such number of DEI Holdco Membership Interests equal to eleven and five one-hundredths percent (11.05%) (the “First Closing Acquired Percentage”) of the DEI Holdco Membership Interests issued and outstanding immediately after the First Closing, (y) Investor shall purchase and acquire from DEI Holdco such number of DEI Holdco Membership Interests equal to the First Closing Acquired Percentage of the DEI Holdco Membership Interests issued and outstanding immediately after the First Closing, and (z) the Parties shall take or cause to be taken the Closing Actions applicable to the First Closing; and
(ii)    at the Second Closing, (x) DEI Holdco shall issue and sell to Investor, and Investor shall purchase and acquire from DEI Holdco, such number of DEI Holdco Membership Interests that, together with the DEI Holdco Membership Interests acquired at the First Closing, will equal the Aggregate Percentage of the DEI Holdco Membership Interests issued and outstanding immediately after the Second Closing, and (y) the Parties shall take or cause to be taken the Closing Actions applicable to the Second Closing.
(b)    Purchase Price. The aggregate purchase price for the Acquired DEI Holdco Interests is an amount equal to (i) the Base Purchase Price plus (ii) an amount equal to the First Closing Acquired Percentage of any Additional Capital Investment made on or prior to the First Closing minus (iii) the Adjustment Amount (the “Adjusted Purchase Price”). At the First Closing, Investor shall pay the Estimated First Closing Purchase Price to DEI Holdco by wire transfer of immediately available funds to the account or accounts that DEI Holdco shall designate to Investor prior to the First Closing Date. At the Second Closing, Investor shall pay the Second Closing Purchase Price to DEI Holdco by wire transfer of immediately available funds to the account or accounts that DEI Holdco shall designate to Investor prior to the Second Closing Date.
(c)    First Closing Purchase Price. The purchase price with respect to the First Closing (the “First Closing Purchase Price”) shall be an amount of cash equal to (i) fifty percent (50%) of the Base Purchase Price plus (ii) an amount equal to the First Closing Acquired Percentage of any Additional Capital Investment made on or prior to the First Closing minus (iii) the Adjustment Amount.
(d)    Second Closing Purchase Price. The purchase price with respect to the Second Closing (the “Second Closing Purchase Price”) shall be an amount of cash equal to fifty percent (50%) of the Base Purchase Price.
(e)    Cinergy’s Statement; Post-Closing Adjustment to First Closing Purchase Price.
(i)    At least four (4) Business Days prior to the First Closing Date, Cinergy shall provide Investor with a statement setting forth Cinergy’s good faith estimate of the Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”) and of the First Closing Purchase Price (the “Estimated First Closing Purchase Price”), together with supporting calculations of any adjustments made pursuant to Section 2.1(b), if applicable, and documentation supporting the calculation of the Estimated Adjusted Purchase Price and any components thereof. Investor shall have the right to submit to Cinergy in writing any objections to the calculation of the amount of the Estimated Adjusted Purchase Price and any components thereof until 12:00 p.m. New York time on the Business Day prior to the First Closing Date. Cinergy shall review and discuss with Investor any such objections in good faith. DEI Holdco shall prepare and deliver to Cinergy and Investor, within thirty (30) days after the First Closing Date, a written determination (the “Proposed Statement”) setting forth DEI Holdco’s good faith determination of the Adjusted Purchase Price, together with supporting calculations of any adjustments made pursuant to Section 2.1(b), if applicable, and documentation supporting the calculation of the Adjusted Purchase Price and any components thereof.
(ii)    Investor shall have ninety (90) days after the date of receipt by Investor of the Proposed Statement (the “Review Period”) to review the Proposed Statement and related computations. In connection with the review of the Proposed Statement, the Parties shall exercise their governance rights under the DEI Holdco A&R LLC Agreement to cause the Companies and the Companies’ Representatives to (and with respect to Cinergy, Cinergy shall and shall cause its Representatives to) give to the Parties and their respective Representatives reasonable access to the books, records and other materials of the Companies and the personnel of, and work papers prepared by or for, Cinergy, the Companies and their respective Representatives, including to such historical financial information relating to the Companies as either of the Parties or their respective Representatives may reasonably request, in each case, in order to permit the timely and complete review of the Proposed Statement. If Investor has accepted the Proposed Statement in writing or has not given written notice to Cinergy setting forth any objection to the Proposed Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Proposed Statement shall be final and binding upon the Parties. In the event that Investor delivers a Statement of Objections during the Review Period, Cinergy and Investor shall use their commercially reasonable efforts to agree on appropriate adjustments to the Proposed Statement within thirty (30) days following the receipt by Cinergy of the Statement of Objections. If Cinergy and Investor are unable to reach an agreement as to such amounts and adjustments within such thirty (30)-day period, then the matter shall be submitted as promptly as practicable to KPMG US LLP, or if KPMG US LLP is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by Investor and Cinergy (such accountant, the “Settlement Accountant”), who shall resolve the matters still in dispute and adjust the Proposed Statement to reflect such resolution and its determination of the Adjusted Purchase Price; provided, however, that (A) the Settlement Accountant shall make its determination only as to those items or amounts in the Proposed Statement that Cinergy and Investor were unable to resolve and based solely on presentations and written submissions by Cinergy and Investor, without ex parte communications, and (B) the Settlement Accountant may not determine the Adjusted Purchase Price to be (1) in excess of the amount claimed by DEI Holdco in the Proposed Statement or (2) less than the amount claimed by Investor in the Statement of Objections. The Parties shall cause the Settlement Accountant to make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Investor and Cinergy and may be entered and enforced in any court having jurisdiction. Each of Investor and Cinergy agrees that it shall not have any right to, and shall not, institute any Action or Proceeding of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.1(e), except that the foregoing shall not preclude an Action or Proceeding to enforce such determination. In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.1(e)(ii), the fees, charges and expenses of the Settlement Accountant shall be paid one-half by Investor and one-half by Cinergy.
(iii)    In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(e)(ii) that the Adjusted Purchase Price should be decreased, then DEI Holdco shall pay, or cause to be paid, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(e)(ii), to Investor, by wire transfer of immediately available funds, an amount equal to such decrease in the Adjusted Purchase Price together with interest thereon for the period from (and including) the First Closing Date to (but excluding) the date of payment, at the Applicable Rate on the First Closing Date.
(iv)    In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(e)(ii) that the Adjusted Purchase Price should be increased, then Investor shall pay, or cause to be paid, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(e)(ii), to DEI Holdco, by wire transfer of immediately available funds, an amount equal to such increase in the Adjusted Purchase Price together with interest thereon for the period from (and including) the First Closing Date to (but excluding) the date of payment, at the Applicable Rate on the First Closing Date.
(f)    Adjustments. Notwithstanding anything to the contrary in this Agreement, the Parties agree that any adjustments pursuant to Section 2.1(e) will be treated as adjustments to the Adjusted Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law. Schedule 2.1(f) sets forth illustrative examples of the adjustments referred to in this Section 2.1.
Section 2.2.    Closings.
(a)    Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated by this Agreement in connection with the issuance and sale of the Acquired DEI Holdco Interests (each, a “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 1440 New York Avenue, NW, Washington, DC, (or remotely via the electronic exchange of executed documents) at 10:00 a.m. (Eastern Prevailing Time) (i) with respect to the First Closing, on the tenth (10th) Business Day immediately following the date on which the conditions to First Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as the Parties may mutually agree in writing and (ii) with respect to the Second Closing, on the date set forth in the Second Closing Notice, which shall be at least sixty (60) days following the date of delivery to Investor of such Second Closing Notice, and on which date the conditions to the Second Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Second

Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as the Parties may mutually agree in writing; provided, however, that, if the Marketing Period with respect to any Closing has not ended by the end of such tenth (10th) Business Day or such sixty (60)-day period, as applicable to such Closing, then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, such Closing shall occur instead on the earlier of (x) a date during the Marketing Period as may be specified by Investor on at least ten (10) Business Days’ prior notice to Cinergy (unless a shorter period shall be agreed to by Investor and Cinergy) and (y) the tenth (10th) Business Day following the final day of the applicable Marketing Period.
(b)    DEI Holdco shall provide Investor with at least five (5) Business Days prior written notice of each anticipated Closing Date (in the case of the Second Closing Date, in addition to the Second Closing Notice) by electronic mail or facsimile (with an original to promptly follow) substantially in the form attached hereto as Exhibit B and executed by a person set forth on the Authorized Signatory List (as defined below) (the “Funding Notice”). No later than ten (10) Business Days prior to each anticipated Closing Date, DEI Holdco shall deliver to Investor a notice substantially in the form attached hereto as Exhibit C (the “Authorized Signatory List”), setting forth those persons authorized to execute the applicable Funding Notice.
(c)    At any time after the First Closing Date until November 18, 2022, DEI Holdco may deliver to Investor a notice setting forth the proposed Second Closing Date (the “Second Closing Notice”), which proposed Second Closing Date shall be no later than January 18, 2023. The Parties agree that if DEI Holdco has not delivered a Second Closing Notice by November 18, 2022, DEI Holdco shall be deemed to have delivered such notice on November 18, 2022, with the proposed Second Closing Date being January 18, 2023.
(d)    Notwithstanding anything to the contrary in this Agreement, if the Second Closing has not occurred on or before February 28, 2023, either the Investor or Cinergy may, by notice in writing, terminate the obligations of the Parties to complete the Second Closing, whereupon all obligations of the Parties hereto with respect to the completion of the Second Closing shall be terminated; provided, however, that the right to terminate the obligations of the Parties with respect to the Second Closing pursuant to this Section 2.2(d) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of the failure of the Second Closing to occur on or before such date; provided further that no such termination shall relieve a Party from any Liability for any Willful Breach of, or fraud in connection with, this Agreement occurring prior to such termination.
(e)    At the applicable Closing, Cinergy, DEI Holdco and Investor (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):
(i)    Payment of Estimated Adjusted Purchase Price. At the First Closing, Investor shall pay the Estimated First Closing Purchase Price to DEI Holdco, in accordance with the terms set forth in Section 2.1. At the Second Closing, Investor shall pay the Second Closing Purchase Price to DEI Holdco, in accordance with the terms set forth in Section 2.1.

(ii)    Issuance of Acquired DEI Holdco Interests. At each Closing, DEI Holdco shall issue to Investor the Acquired DEI Holdco Interests acquired at such Closing registered in the name of Investor, and, unless Investor has requested otherwise at least five (5) Business Days prior to the applicable Closing, with certificates for such Acquired DEI Holdco Interests in the name of Investor, and DEI Holdco shall reflect such issuance to Investor in the books and records of DEI Holdco.
(iii)    DEI Holdco A&R LLC Agreement. At the First Closing, Cinergy and DEI Holdco shall execute and deliver to Investor, and Investor shall execute and deliver to Cinergy and DEI Holdco, the DEI Holdco A&R LLC Agreement. At the Second Closing, Schedule A-2 of the DEI Holdco A&R LLC Agreement shall be deemed to replace and supersede Schedule A-1 thereto.
(iv)    Officers Certificates. At each Closing, as applicable, (A) Cinergy shall deliver to Investor a certificate executed by a duly authorized officer of Cinergy certifying that, with respect to the First Closing, the conditions set forth in Sections 7.2(a)(i) and 7.2(a)(ii) have been satisfied and, with respect to the Second Closing, the conditions set forth in Sections 7.2(b)(i) and 7.2(b)(ii) have been satisfied and (B) Investor shall deliver to Cinergy a certificate executed by a duly authorized officer of Investor certifying that, with respect to the First Closing, the conditions set forth in Sections 7.3(a)(i) and 7.3(a)(ii) have been satisfied and, with respect to the Second Closing, the conditions set forth in Sections 7.3(b)(i) and 7.3(b)(ii) have been satisfied.
(v)    Contribution. At the First Closing, Cinergy shall deliver to Investor copies of instruments reflecting the consummation of the Contribution, in form and substance reasonably satisfactory to Investor.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CINERGY
Except as specifically disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Duke, with respect to the representations as to Duke set forth in Sections 3.1 through 3.5, and Cinergy represent and warrant to Investor as of the Agreement Date and each Closing Date as follows:
Section 3.1    Organization. Each of Duke and Cinergy has been duly organized or created, is validly existing and is in good standing under the Laws of the State of Delaware. Each of Duke and Cinergy is qualified to do business in and is in good standing (with respect to all jurisdictions that recognize the concept of good standing) in all jurisdictions where the failure to qualify would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Duke or Cinergy, as applicable.

Section 3.2    Authority and Power. Each of Duke, Cinergy and DEI Holdco has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by Duke, Cinergy or DEI Holdco, as applicable. The execution, delivery and performance of each of the Transaction Documents to which Duke, Cinergy or DEI Holdco, as applicable, is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Duke, Cinergy or DEI Holdco, as applicable, under its Charter Documents.
Section 3.3    Valid and Binding Obligations. Each of the Transaction Documents to which Duke, Cinergy or DEI Holdco, as applicable, is a party has been duly and validly executed and delivered by Duke, Cinergy or DEI Holdco, as applicable, and, assuming the due and valid execution and delivery of the Transaction Documents by the other parties thereto, is enforceable against Duke, Cinergy or DEI Holdco, as applicable, in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 3.4    Approvals and Consents. Except for (a) those third-party consents listed on Schedule 3.4(a) (the “Cinergy Required Consents”), (b) FERC Approval and filings related thereto, (c) CFIUS Approval and filings related thereto (clauses (b) and (c), the “Cinergy Required Approvals”), (d) Unknown Regulatory Approvals (if any) and (e) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, none of Duke, Cinergy, or the Companies is required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 3.5    No Violations. The execution, delivery and performance by Duke, Cinergy or DEI Holdco, as applicable, of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not: (a) violate the Charter Documents of Duke, Cinergy or DEI Holdco; (b) subject to obtaining the Cinergy Required Consents, violate or be in conflict with, or constitute a breach or default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Duke, Cinergy or DEI Holdco is a party or by which any of Cinergy’s or DEI Holdco’s properties or Assets are or may be bound (including Contracts to which Duke or an Affiliate is a party and for which any of the Companies currently benefits, or to which it contributes, pursuant to intercompany arrangements, whether documented or not); (c) subject to obtaining the Cinergy Required Approvals, violate any Law or Order applicable to Duke, Cinergy or DEI Holdco; or (d) result in the creation or imposition of any Lien on the Acquired DEI Holdco Interests or any Assets of any Company, other than, with respect to clauses (b) – (d), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6    No Litigation. There is no Action or Proceeding pending to which Cinergy is a party (and, to Cinergy’s Knowledge, there is no Action or Proceeding threatened in writing or orally against Cinergy), in any such case at law or in equity, that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7    Equity Interests.
(a)    Schedule 3.7(a) accurately sets forth the ownership structure of the Companies as of the date hereof and as of immediately prior to the First Closing (reflecting the Contribution). Except as set forth on Schedule 3.7(a), none of the Companies owns any Equity Interests of any other Person. Cinergy and each of the Companies owns, holds of record and is the beneficial owner of the Equity Interests shown as being owned by it on Schedule 3.7(a) free and clear of all Liens, restrictions on transfer or other encumbrances except as set forth on Schedule 3.7(a).
(b)    No Persons other than Cinergy (and Investor pursuant to the Transaction Documents) own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Equity Interests of any of the Companies. Except pursuant to the Transaction Documents or as set forth on Schedule 3.7(b), there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Equity Interests of any of the Companies, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Equity Interests of any of the Companies, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any of the Equity Interests of any of the Companies or agreement to enter into any Contract with respect thereto. None of the Companies has any obligation to make any payments to any Person that are calculated by reference to an Equity Interest of the Companies or the value of the Companies.
(c)    Upon consummation of the issuance and sale of the Acquired DEI Holdco Interests by DEI Holdco to Investor, Investor will hold good and valid title to all of the Acquired DEI Holdco Interests free and clear of any and all Liens other than those created pursuant to agreements to which Investor or any of its Affiliates is a party. After giving effect to the applicable Transactions, (i) the Acquired DEI Holdco Interests acquired at the First Closing will constitute the First Closing Acquired Percentage of the DEI Holdco Membership Interests issued and outstanding immediately after the First Closing and (ii) immediately after the Second Closing, the Acquired DEI Holdco Interests will constitute the Aggregate Percentage of the DEI Holdco Membership Interests issued and outstanding immediately after the Second Closing.
Section 3.8    No Prior Activities. DEI Holdco was organized for the purpose of the Transactions, and from its formation to the First Closing has been engaged solely in activities contemplated by this Agreement, including, as of the First Closing, the Contribution and ownership of the DEI Membership Interests. As of the Agreement Date, DEI Holdco has no

Liabilities and, as of the First Closing, DEI Holdco will have no Liabilities other than the Duke Note.
Section 3.9    Brokers. Neither Cinergy nor its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Investor or any of the Companies could become liable or obligated.
Section 3.10    Duke Note. Duke and Cinergy have made available to Investor a true and correct copy of the Duke Note. The Duke Note has not been amended, amended and restated, supplemented or otherwise modified other than, as of the First Closing Date, as contemplated by, and pursuant to, the Note Assumption, and none of DEI Holdco, Duke or Cinergy have entered into any side agreement, oral agreement or other understanding with respect to the Duke Note. As of the First Closing Date, after giving effect to the Note Assumption, the portion of the Duke Note assumed by DEI Holdco has not been amended, amended and restated, supplemented or otherwise modified and none of DEI Holdco, Duke or Cinergy have entered into any side agreement, oral agreement or other understanding with respect to the transactions contemplated by the portion of the obligations under the Duke Note that are the subject of the Note Assumption. The portion of the obligations under the Duke Note to be assumed by DEI Holdco is properly characterized as a debt instrument for U.S. federal income tax purposes.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CINERGY REGARDING THE COMPANIES
Except as specifically disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Cinergy represents and warrants to Investor with respect to DEI Holdco and its Subsidiaries, including DEI (collectively, the “Companies”) as of the Agreement Date and each Closing Date as follows:
Section 4.1    Organization of the Companies. Each Company has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation or creation. Each Company is qualified to do business in all jurisdictions where the failure to qualify would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.2    No Violations. Assuming that all filings, consents and approvals set forth on Schedule 4.2, if any, have been timely made or obtained, as applicable, the consummation of the Transactions does not and will not: (a) violate any Charter Document of any of the Companies; (b) violate or be in conflict with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Contract or any Permit; (c) violate any Law or Order applicable to any of the Companies; or (d) result in the creation or imposition of any Lien on any of the Assets of any of the Companies, other than, with respect to clauses (b) – (d), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to be, individually or in the aggregate, material to the Companies taken as a whole.
Section 4.3    Compliance with Laws. Since the Lookback Date: (a) each of the Companies is in compliance with all applicable Laws; (b) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing, or to Cinergy’s Knowledge orally, against any of the Companies alleging any noncompliance or violation of any applicable Law; (c) to Cinergy’s Knowledge, no investigation with respect to any material noncompliance or violation of any applicable Law by a Company has been commenced; (d) to Cinergy’s Knowledge, no other investigation with respect to any noncompliance or violation of any applicable Law by a Company has been commenced and remains unresolved; and (e) none of the Companies has admitted to, or been found by a Governmental Authority to have engaged in any violation of any applicable Laws or been debarred from bidding for any contract or business, and to Cinergy’s Knowledge, there are no circumstances which are likely to give rise to any such notice, charge, claim, action, assertion, investigation, admission, finding or debarment, except, in each case of clauses (a) – (e), as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.4    Permits.
(a)    Each of the Companies currently holds in full force and effect and is in compliance with all Permits (other than Environmental Permits) as are necessary for each of the Companies to carry on its business, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Neither Cinergy nor, to Cinergy’s Knowledge, any of the Companies has received any written notice (i) of noncompliance or default with respect to any Permit or (ii) of the revocation, termination, or material modification of any Permit (other than Environmental Permits), except, in each case, as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.5    Litigation. There is no Action or Proceeding to which any of the Companies is a party or involving the Assets of any of the Companies (and there is no Action or Proceeding threatened in writing, or to Cinergy’s Knowledge threatened orally, against any of the Companies or involving the Assets of any of the Companies), which would, if adversely determined, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment, penalty or award against any of the Companies or affecting the Assets of any of the Companies, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6    SEC Reports, Financial Statements, Debt and Utility Filings and Reports.
(a)    Since the Lookback Date, DEI has timely filed or furnished with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Exchange Act (such forms, reports, schedules, statements and other documents filed or furnished since the Lookback Date, the “SEC Reports”), including (i) its Annual Report on Form 10-K for the year ended December 31, 2019, and (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 2020 (the “Balance Sheet Date”).
(b)    The financial statements of DEI included in the SEC Reports (including the notes thereto) (i) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) and except that unaudited financial statements may not contain all footnotes required by GAAP, fairly present in all material respects the financial position of DEI and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Companies’ system of internal controls over financial reporting is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.
(c)    Cinergy has made available to Investor copies of all material written correspondence sent to or received from the SEC by or on behalf of any of the Companies or their respective counsel or accountants since the Lookback Date and prior to the Agreement Date. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To Cinergy’s Knowledge, as of the Agreement Date, none of the SEC Reports is the subject of ongoing SEC review. To Cinergy’s Knowledge, as of the Agreement Date, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Companies.
(d)    Since the Balance Sheet Date, none of the Companies has incurred any Liabilities that would be required by GAAP, applied on a basis consistent with the Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of DEI Holdco or DEI, except for Liabilities incurred (i) in the ordinary course of business, (ii) as set forth on Schedule 4.6(d)(ii), (iii) pursuant to the Note Assumption or (iv) as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Companies is a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e)    Schedule 4.6(e) lists all Debt of the Companies along with the outstanding balance of each such obligation or instrument set forth on Schedule 4.6(e) as of the Balance Sheet Date.
(f)    Schedule 4.6(f) lists, as of the Agreement Date, all (i) guarantees by a Company of any Liabilities of Duke or any of its Affiliates (other than Liabilities of the Companies) and (ii) Debt of Duke or any of its Affiliates (other than the Companies) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of a Company.
(g)    All filings (other than immaterial filings) required to be made by any Company under PUHCA, the FPA, or the Communications Act of 1934 (in each case, including all regulations promulgated thereunder) have been filed with the SEC, FERC, NERC, the RF, the Department of Energy, the FCC or the IURC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, in each case, except for filings the failure of which to make or make in compliance with applicable Law would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 4.7    Absence of Certain Changes.
Since the Balance Sheet Date (x) the business of the Companies has been conducted in all material respects in the ordinary course of business consistent with past practice, (y) prior to the Agreement Date, there has not occurred any change in the business of the Companies that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Companies and (z) none of the following has occurred nor has any Company or Cinergy agreed to do so:
(a)    as of the Agreement Date, any matter, action or omission that would violate, or require disclosure or consent under, Section 6.1(a)(i), Section 6.1(a)(ii), Section 6.1(a)(iii), Section 6.1(a)(v), Section 6.1(a)(vi), or Section 6.1(a)(vii) if such action was taken after the date hereof (disregarding Section 6.1(b) for the purposes of this clause);
(b)    as of the Agreement Date, any material and uninsured loss, damage, destruction, condemnation or other casualty of any material Asset of any Company;
(c)    as of the Agreement Date, any material change in any method of accounting or accounting practice or policy of any Company, other than such changes required by GAAP and set forth in Schedule 4.7(c);
(d)    as of the Agreement Date, any incurrence in Debt of any of the Companies that would increase the Debt of the Companies to an amount that exceeds the outstanding principal amount (or accreted amount, as applicable) of the Debt disclosed on Schedule 4.6(e) by more than twenty million dollars ($20,000,000) in the aggregate; or
(e)    as of the Agreement Date, the declaration or payment by any of the Companies of any dividend or distribution to the holders of any Equity Interests in such Company (other than to another Company).
Section 4.8    Contracts.
(a)    Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Companies nor, to Cinergy’s Knowledge, any counterparty to a Material Contract is in default of any obligation of a Material Contract and (ii) each of the Material Contracts is in full force and effect, is enforceable against, and constitutes a legal, valid, binding and enforceable obligation of the Company party thereto, and, to Cinergy’s Knowledge, of the other parties thereto.
(b)    Schedule 4.8(b) sets forth a true and complete listing of each Material Contract as of the Agreement Date.
Section 4.9    Real Property Matters. Except for any Liens existing or arising in connection with the First Mortgage Bonds issued by DEI from time to time pursuant to that certain Original Indenture (First Mortgage Bonds) between DEI (formerly PSI Energy, Inc.) and Deutsche Bank National Trust Company, as Successor Trustee, dated as of September 1, 1939, or as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (a) each Company has good and valid title to the Owned Real Property owned by it, and a good and valid leasehold interest in the Leased Real Property, as applicable, in each case free and clear of all Liens other than Permitted Real Property Liens, and (b) the interests of the Companies in the Real Property are not subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such interests in any Real Property. No right to use or occupy any other real property other than the Owned Real Property and the Leased Real Property is required for the operation of the business of the Companies as conducted on the Agreement Date, except as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole. None of the Companies is in default in any material respect under any of the Real Property Leases and no fact, event or condition exists which with or without notice, the passage of time or both would constitute a default in any material respect by any Company under any of the Real Property Leases, in each case, except as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 4.10 Tax Matters.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Companies have been timely filed (taking into account extensions), all such Tax Returns are correct and complete and all Taxes required to be paid by the Companies (whether or not shown as due on such Tax Returns) have been timely paid, (ii) there are no audits, claims or assessments regarding Taxes pending or, to Cinergy’s Knowledge, threatened against the Companies, (iii) no issue has been raised by a Governmental Authority in any prior examination of a Tax Return filed by or on behalf of, but solely to the extent attributable to, any Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period, (iv) none of the Companies has been subject to any claim made in writing by any Governmental Authority in a jurisdiction where such Company does not file a particular type of Tax Return or has not paid a particular type of Tax to the effect that such Company is required to file such Tax Return or pay such type of Tax in that jurisdiction, (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of, but solely to the extent attributable to, the Companies have been paid in full or otherwise finally resolved, (vi) there are no liens for Taxes upon the assets of the Companies except liens relating to current Taxes not yet due, (vii) all Taxes which the Companies are required by Law to withhold or to collect for payment have been duly withheld and paid to the appropriate Governmental Authority, (viii) no waiver of any statute of limitations relating to Taxes for which the Companies may be liable is in effect, and no written request for such a waiver is outstanding, (ix) the charges, accruals and reserves for Taxes with respect to the Companies reflected on the books of the Companies (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Companies recorded items on their respective books, and since the end of the last period for which the Companies recorded items on their respective books, the Companies have not incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business, (x) there are no Tax rulings, requests for rulings or closing agreements with any Governmental Authority relating to Taxes for which the Companies may be liable that could affect any Company’s liability for Taxes for any taxable period after the First Closing, (xi) none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements other than the Tax Sharing Agreement or agreements or arrangements entered into in the ordinary course of business and not primarily related to Taxes, and (xii) other than the consolidated group of which Duke is the common parent, none of the Companies has ever been a member of a consolidated group filing for federal or state income Tax purposes.
(b)    DEI Holdco is, or will be prior to the First Closing, properly treated as an association taxable as a corporation for U.S. federal income tax purposes as of its formation date.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 4.12 and this Section 4.10 are Cinergy’s sole and exclusive representations and warranties with respect to all matters relating to Taxes of or with respect to the Companies or any of their respective assets.
Section 4.11    Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect:
(a)    Since the Lookback Date, the Companies have been in compliance with all applicable Environmental Laws, which compliance includes the possession of all Permits required under Environmental Laws to own and operate their Assets and conduct their operations

(“Environmental Permits”), and with the terms and conditions thereof. Each of such Environmental Permits is in full force and effect. Neither Cinergy nor, to Cinergy’s Knowledge, any of the Companies, has received any written notice (i) of noncompliance or default with respect to any Environmental Permit or (ii) of the revocation, termination or material modification of any Environmental Permit.
(b)    None of the Companies is subject to any pending or threatened Environmental Claim.
(c)    None of the Companies is subject to any Order pursuant to Environmental Laws or to any settlement of an Environmental Claim.
(d)    There have been no Releases of Hazardous Substances on, at, under or migrating from (i) any of the real property currently or formerly owned or operated by any of the Companies or their predecessors, or (ii) to Cinergy’s Knowledge, any real property on which any Hazardous Substances generated by the Companies or their predecessors has come to be located, that would reasonably be expected to result in Liability for any of the Companies.
(e)    Cinergy has made available to Investor all material environmental reports and studies in the possession of the Companies prepared since the Lookback Date regarding the compliance of the Companies with Environmental Law and the potential liability of the Companies in connection with the Release of Hazardous Substances.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.11 and in Sections 4.6 through 4.8 are Cinergy’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits and any Liabilities arising under or with respect to any of the foregoing.

Section 4.12    Employees and Employee Benefit Plans; Labor.
(a)    Each plan, program, policy, agreement or other arrangement providing for or regarding compensation or benefits, including severance, welfare, pension, retirement, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, or fringe benefits or compensation, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in any case, which is sponsored, maintained, contributed to or required to be contributed to by any of the Companies, with respect to which any of the Companies is a party or has Liability, or in which employees of any of the Companies participate (each an “Employee Benefit Plan”): (i) if intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a currently effective favorable determination letter from the Internal Revenue Service, as to its qualification and, to Cinergy’s Knowledge, no event has occurred that could reasonably be expected to adversely affect the tax-qualification of such Employee Benefit Plan; and (ii) has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each of the Companies (x) has timely satisfied all of its obligations with respect to each Employee Benefit Plan and (y) does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest, or penalties incurred by any current or former employee, including pursuant to Section 409A or 4999 of the Code. Schedule 4.12(a) sets forth a complete, current and accurate list of each Employee Benefit Plan maintained exclusively or primarily for the benefit of current or former employees of the Companies (“DEI Plans”).
(b)    There are no pending or, to Cinergy’s Knowledge, threatened material claims by or on behalf of or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(c)    Except as would not reasonably be expected to result in Liability to any of the Companies, none of the Companies or any ERISA Affiliate, (i) has incurred any Liability under Section 412 of the Code or Section 302 or Title IV of ERISA (including withdrawal liability under Section 4201 of ERISA) which remains unsatisfied; (ii) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) has engaged in any transaction which could reasonably be expected to give rise to Liability under Section 4069 or Section 4212(c) of ERISA or (iv) has violated Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”). None of the Companies have incurred Taxes under Chapter 43 of the Code that remain unsatisfied or participated in any multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA). None of the Companies contribute to or have any Liability with respect to any multiemployer plans within the meaning of Section 3(37) of ERISA.
(d)    None of the Companies or any Employee Benefit Plan provides or has an obligation to provide (or otherwise has committed that it would provide) welfare benefits to any current or former employee of the Companies (or dependent thereof) following such employee’s termination of employment, other than as required by COBRA.
(e)    The consummation of the Transactions, whether alone or together with any other event, will not (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any of the Companies (in each case, who is a natural person) to any payment or other benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation or benefits due any such individual or (iii) result in any change in the compensation or benefits offered to any such individual.
(f)    None of the Companies is a party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union. To Cinergy’s Knowledge, there have been no material strikes, walkouts, slowdowns pickets, lockouts or other labor disputes at or affecting the operations of any of the Companies since the Lookback Date. There are no pending, and to Cinergy’s Knowledge since the Lookback

Date, there have been no threatened, attempts to unionize any employees of any Company beyond those currently unionized.
(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Companies have complied, in all material respects, with all Laws, Contracts and Orders relating to employment, including, without limitation, all Laws concerning equal employment opportunity, leaves and absences, work authorization, wages, hours, classification of employees (both as exempt/non-exempt and as contractor/employee), hiring practices, terms and conditions of employment, discrimination, work breaks, wage payment, employment record keeping, labor relations, collective bargaining, immigration, occupational safety and health, privacy, harassment, retaliation, wrongful discharge, or the payment of social security or similar Taxes, each with respect to any past or present employee or applicant of any of the Companies, (ii) none of the Companies are engaged, and none has ever been engaged, in any unfair labor practice of any nature, and (iii) since the Lookback Date, there are and have been no lawsuits, investigations, grievances, arbitrations, demands, or other Actions or Proceedings of any kind pending or, to Cinergy’s Knowledge, threatened against any Company related to any employment or other labor-related matter. There are no material sums owing from any Company to any employee, contractor or consultant of a Company, or former employee, contractor or consultant of a Company for any services or amounts required to be reimbursed or otherwise paid, other than reimbursement of expenses and accrued salary, wages, or fee payments for the current fee or payroll period or any other arrearages occurring in the ordinary course of business.
(h)    To Cinergy’s Knowledge, all Company employees are legally authorized to work in the location where assigned.
Section 4.13    Sufficiency of Assets; Liens.
(a)    After giving effect to the Cinergy Required Consents and Cinergy Required Approvals, (i) the Assets and other rights owned by the Companies or leased, licensed or used by the Companies under Contracts with Persons other than Duke or its Affiliates, together with (ii) the Contractual rights of the Companies under the Affiliate Contracts, constitute all of the rights, Contracts, properties and Assets that are necessary and sufficient to conduct the business of the Companies in all material respects on the terms and in the manner conducted on the Agreement Date and the First Closing Date, and Duke and its Affiliates (other than the Companies) have no right, title or interest in any Assets, services, properties or Contractual rights used by, or for the benefit of the Companies, in each case in any material respect, except for any Assets, services, properties and Contractual rights made available to the Companies pursuant to the Affiliate Contracts.
(b)    In the aggregate, the Assets owned, leased or licensed by or otherwise made available to the Companies are in reasonably good repair and operating condition (subject to normal wear and tear and maintenance and repair requirements in the ordinary course of business) and are adequate and suitable for the purposes for which they are presently being used, in each case in all material respects.

(c)    Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and except for Permitted Real Property Liens or Permitted Encumbrances, as applicable, the Assets and properties of the Companies are owned, leased or licensed by or otherwise made available to the Companies, free and clear of all Liens.
Section 4.14    Brokers. None of the Companies has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 4.15    Intellectual Property. Since the Lookback Date, none of the Companies, or with respect to the business or operations of the Companies, their Affiliates, has received any written charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or violation of the Intellectual Property Rights of any Person. To Cinergy’s Knowledge, no Person is infringing, misappropriating, or otherwise violating, or has in the past three (3) years infringed, misappropriated, or otherwise violated, any Company Intellectual Property.
Section 4.16    Regulatory Status.
(a)    DEI is a “public utility”, a “utility” and an “electric utility,” in each case as such terms are defined in the Indiana Code and the FPA (as applicable). DEI is subject to regulation by the IURC and FERC. DEI is not a “holding company” under the PUHCA and is not regulated as a public utility by any state other than the State of Indiana. DEI Holdco is not a “public utility” under the FPA. DEI Holdco derives no more than thirteen percent (13%) of its “public-utility company” (as defined in the PUHCA) revenues, calculated pursuant to 18 C.F.R. § 366.3(c)(1), from outside the state of Indiana.
(b)    DEI is a transmission-owning member in good standing of MISO and is, and has since the Lookback Date been, in compliance in all material respects with all applicable rules and requirements of MISO and is not and, has since the Lookback Date not been, in violation, default or breach of any of the terms, conditions or provisions of MISO’s tariff, market rules or operating procedures, in each case, except as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole.
(c)    Duke, on behalf of DEI, has registered as a Balancing Authority, Distribution Provider, Generator Owner, Generator Operator, Resource Planner, Transmission Owner, Transmission Operator and Transmission Planner with NERC’s regional entity, the RF. DEI has a compliance program and is, and has since the Lookback Date been, in compliance in with all applicable reliability standards of NERC and the RF, in each case, except as would not be reasonably likely to be, individually or in the aggregate, material to the Companies, taken as a whole. None of Duke, with respect to the Companies, or any of the Companies, to Cinergy’s Knowledge, is the subject of an ongoing investigation or audit (formal or informal) by FERC or NERC that relates to DEI or that would reasonably be expected to result in costs or penalties allocable to DEI.
Section 4.17    Anti-Corruption; Anti-Bribery. The Companies have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by them and their respective Representatives with all Anti-Corruption Laws and applicable Sanctions, and each of the Companies and their respective officers and directors and, to Cinergy’s Knowledge, their respective employees and other Representatives are, and have been since the Lookback Date, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, to Cinergy’s Knowledge, are not engaged in any activity that would reasonably be expected to result in any of Cinergy, the Companies or their respective Subsidiaries being designated as a Sanctioned Person. None of Cinergy, the Companies, their respective Subsidiaries or any of their respective directors, officers or employees, or, to Cinergy’s Knowledge, any other Representative of Cinergy, the Companies or any of their respective Subsidiaries is a Sanctioned Person. Neither Cinergy nor any Company, nor, to Cinergy’s Knowledge, any of their respective Representatives authorized to act, and acting on behalf of any of them has, directly or indirectly, in connection with the business of any Company:
(a)    used any corporate or other funds to make or offer any unlawful gift, entertainment, payment, loan or transfer of anything of value to or for the benefit of any Government Official in violation of applicable Laws, for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; or
(b)    otherwise violated any Anti-Corruption Laws.
Section 4.18    Anti-Money Laundering. The operations of each Company are, and have since the Lookback Date been, conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering Laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, the regulations administered by the Office of Foreign Assets Control and the anti-money laundering Laws of the various jurisdictions in which the Companies conduct business (collectively, “AML Laws”). As of the Agreement Date, no Action or Proceeding involving Cinergy or any Company with respect to the Companies’ compliance with AML Laws is pending or, to Cinergy’s Knowledge, threatened in writing.
Section 4.19    Intercompany Transactions.
(a)    Schedule 4.19(a) sets forth a true and complete list of the Duke affiliate transaction guidelines and cost allocation methodologies (other than those included in the Affiliate Contracts) as of the Agreement Date (the “Affiliate Guidelines”).
(b)    Since the Balance Sheet Date, as of the Agreement Date, all transactions, charges, services, transfers, payments, accruals and other business or obligations (other than cash distributions paid by, prior to the Contribution, DEI to Cinergy or, after the Contribution, DEI Holdco to Cinergy) between any of the Companies, on the one hand, and Duke and its Affiliates (other than the Companies) on the other hand (“Intercompany Transactions”), were in compliance in all material respects with the terms of the Affiliate Contracts and Affiliate Guidelines, as applicable.
Section 4.20    Data Privacy; Cybersecurity.
(a)    The Companies and their Affiliates have and, to Cinergy’s Knowledge, with respect to the Processing of Personal Data on the Companies’ behalf, their respective Data Processors have, since the Lookback Date, complied in all respects with all applicable Company Privacy Policies and Privacy Laws. To the extent required by Privacy Laws or Company Privacy Policies, (i) Personal Data is Processed by the Companies, their Affiliates and their respective Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Companies, their Affiliates and their respective Data Processors. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents, nor the consummation of any of the Transactions violate any Privacy Laws or Company Privacy Policies. Where any Company or any of its Affiliates uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and has agreed to comply with those obligations in a manner sufficient for the Companies’ and their Affiliates’ compliance with Privacy Laws.
(b)    The Companies and their Affiliates have established an Information Security Program, and since the Lookback Date there have been no violations of the then-current Information Security Program. The Companies and their Affiliates have tested their respective Information Security Programs on a no less than annual basis and remediated all critical, high and medium risks and vulnerabilities. The IT Systems currently owned or controlled by the Companies and their Affiliates are in good working condition, operate and perform as necessary to conduct the business of the Companies and, to Cinergy’s Knowledge, do not contain any Malicious Code. All Company Data will continue to be available for Processing by the Companies and their Affiliates immediately following each Closing on substantially the same terms and conditions as existed immediately before such Closing. None of the Companies or their Affiliates is in breach or default of any contractual obligation relating to its IT Systems or to Company Data and none of them transfers Personal Data internationally except where such transfers comply with Privacy Laws and Company Privacy Policies.
(c)    Since the Lookback Date, the Companies and their Affiliates and, to Cinergy’s Knowledge, their respective Data Processors, have not suffered a Data Breach, have not been required to notify any Person or Governmental Authority of any Data Breach, and have not been adversely affected by any Malicious Code or denial-of-service attacks on any IT Systems. Since the Lookback Date, none of the Companies, any of their Affiliates nor any third party acting at the direction or authorization of any Company or any of their Affiliates has paid any perpetrator of any actual or threatened Data Breach or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. Since the Lookback Date, none of the Companies or any of their Affiliates has received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Laws or Company Privacy Policies and none of the Companies and their Affiliates has been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Laws or any Company’s or its Affiliate’s Processing of Personal Data.
Section 4.21    Exclusivity of Representations. The representations and warranties made by Cinergy in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties of merchantability, suitability or fitness for any particular purpose or any other implied warranty. Cinergy hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Investor or its directors, officers, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements); provided, however, that nothing in this Section 4.21 shall be deemed to disclaim or waive (a) any claims of, or causes of action arising from, fraud or (b) representations or warranties under any other agreement.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF INVESTOR
Except as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Investor represents and warrants to Cinergy as of the Agreement Date as follows:
Section 5.1    Organization. Investor is a Singapore private limited company duly organized or created, validly existing and in good standing under the Laws of Singapore. Investor is qualified to do business in all jurisdictions where the failure to qualify would be reasonably likely to materially and adversely affect the ability of Investor to perform its obligations under the Transaction Documents or to consummate the Transactions (an “Investor Material Adverse Effect”).
Section 5.2    Authority and Power. Investor has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which Investor is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Investor under its Charter Documents.
Section 5.3    Valid and Binding Obligations. Each of the Transaction Documents to which Investor is a party has been duly and validly executed and delivered by Investor, and, assuming the due and valid execution and delivery of such Transaction Documents by the other parties thereto, is enforceable against Investor in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
Section 5.4    Approvals and Consents. Except for (a) those third-party consents listed on Schedule 5.4(a) (“Investor Required Consents” and together with the Cinergy Required Consents, the “Required Consents”), (b) FERC Approval and filings related thereto, (c) CFIUS Approval and filings related thereto (clauses (b) and (c), the “Investor Required Approvals” and together with the Cinergy Required Approvals, the “Required Approvals”), (d) Unknown Regulatory Approvals (if any) and (e) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, an Investor Material Adverse Effect, Investor is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.
Section 5.5    No Violations. The execution, delivery and performance by Investor of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Investor, (b) subject to obtaining the Investor Required Consents, violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Investor is a party or by which any of Investor’s properties or Assets are or may be bound or (c) subject to obtaining the Investor Required Approvals, violate any applicable Law or Order, other than, with respect to clauses (b) and (c), any such conflicts, violations or defaults that would not reasonably be likely, individually or in the aggregate, to have an Investor Material Adverse Effect.
Section 5.6    No Litigation. There is no Action or Proceeding pending to which Investor is a party (and, to Investor’s Knowledge, there is no Action or Proceeding threatened against Investor), in any such case at law or in equity, that would reasonably be likely to have, individually or in the aggregate, an Investor Material Adverse Effect.
Section 5.7    Bankruptcy. Investor has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, and no such petition has been filed against Investor. No general assignment of Investor’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Investor.
Section 5.8    Brokers. Investor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Cinergy or the Companies could become liable.
Section 5.9    Regulatory Status. Except as identified and described in Schedule 5.9, neither Investor nor any “affiliate” of Investor as defined in 18 C.F.R. § 35.43 is a

“public utility” as defined in the FPA, a “public-utility company” as defined in the PUHCA, or subject to the jurisdiction of the Indiana Utility Regulatory Commission.
Section 5.10    Financing; Source of Funds. Investor will when and as required by the terms of this Agreement have immediately available to it sufficient unrestricted funds and credit capacity to consummate the Transactions and to satisfy all of Investor’s obligations under this Agreement (including as of each Closing Date), including the payment of the applicable portion of the Adjusted Purchase Price at each Closing, and all related fees and expenses. No funds to be paid to DEI Holdco by Investor will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under AML Laws.
Section 5.11    Investment Intent. Investor acknowledges that neither the offer nor the sale of the DEI Holdco Membership Interests has been registered under the U.S. Securities Act of 1933 (the “Securities Act”), or under any state or foreign securities Laws. Investor is acquiring the Acquired DEI Holdco Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof. Investor will not so distribute or resell any of the Acquired DEI Holdco Interests in violation of any such Laws.
Section 5.12    Prohibited Transactions. Neither the acquisition by Investor nor the holding by Investor of the Acquired DEI Holdco Interests will result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
Section 5.13    No Other Representations. Investor acknowledges and agrees it is purchasing the Acquired DEI Holdco Interests without reliance on any express or implied representations or warranties of any nature made by or on behalf of Duke or Cinergy, except for the representations and warranties set forth in this Agreement or the Ancillary Agreements; provided, however, that nothing in this Section 5.13 shall be deemed to disclaim or waive (a) any claims of, or causes of action arising from, fraud or (b) representations or warranties under any other agreement.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business after Signing.
(a)    From the Agreement Date until the earlier of the termination of this Agreement or the First Closing, except (v) as required or expressly permitted by this Agreement or any Ancillary Agreement, (w) as set forth in Schedule 6.1, (x) as required by applicable Law or Order, (y) any COVID-19 Action or (z) with the prior written consent of Investor (which consent shall not be unreasonably withheld, delayed or conditioned), Cinergy shall cause each of the Companies to conduct the Companies’ business in the ordinary course of business consistent with past practices, and to preserve, maintain and protect the Assets of each of the Companies, in each case, in material compliance with applicable Laws and material Permits and the Material

Contracts. Without limiting the foregoing, from the Agreement Date until the earlier of the termination of this Agreement or the First Closing, except (I) as required or expressly permitted by this Agreement or any Ancillary Agreement, (II) as set forth in Schedule 6.1, (III) as required by applicable Law or Order, or (IV) with the prior written consent of Investor (which consent shall not be unreasonably withheld, delayed or conditioned), Cinergy shall cause each of the Companies not to (and, in the case of Section 6.1(a)(v), to the extent related solely to the income or operations of the Companies, Duke shall not):
(i)    enter into or effectuate, or otherwise agree, commit, decide or delegate authority to take, any action that would constitute a “Major Decision” (whether “Director Matters,” “Investor 4.9% Matters,” “Government Investor Member” matters or “Investor Matters”) or a “Permitted Material Business Deviation Decision” pursuant to and as defined in the DEI Holdco A&R LLC Agreement if such agreement were in effect at such time;
(ii)    redeem, purchase or otherwise acquire any equity interest of any Person or any securities or obligations convertible into or exchangeable for any equity interest of any Person, or any options, warrants or conversion or other rights to acquire any equity interest in any Person or any such securities or obligations, or any other securities thereof;
(iii)    fail to maintain its existence or merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;
(iv)    split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their equity interests;
(v)    prepare or file any material Tax Return inconsistent with past practice or, on any such material Tax Return, take any position, make any material election, or adopt any material method of Tax accounting that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, file any material amended Tax Return, settle or otherwise compromise any claim relating to a material amount of Taxes, enter into any closing agreement or similar agreement relating to Taxes, surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability, or request any ruling or similar guidance with respect to Taxes, in each case except to the extent such action is not reasonably expected to result in an increase in the Tax liability of the Companies for any Tax period;
(vi)        enter into any new line of business;
(vii)    liquidate, dissolve, reorganize or otherwise wind up its business or operations;
(viii)    amend or modify its Charter Documents, other than in connection with the Contribution;

(ix)    guarantee any Liabilities of Duke or any of its Affiliates (other than Liabilities of the Companies) or permit or suffer to exist any Lien on any of its properties or assets as security for any Debt of Duke or any of its Affiliates (other than the Companies);
i.declare or pay any dividend or distribution to the holders of any Equity Interests in such Company (other than to another Company); or
ii.agree or commit to do any of the foregoing.
(b)    Notwithstanding anything to the contrary in this Agreement (except with respect to COVID-19 Actions, which are addressed in Section 6.1(a)), Cinergy may, from the Agreement Date until the earlier of the termination of this Agreement and the First Closing, cause any of the Companies to take reasonable actions in accordance with Good Utility Practice and in compliance with applicable Law (other than any Restricted Emergency Action), taking into account the geographic locations of such actions, as reasonably necessary in connection with any Emergency Situations; provided, however, that Cinergy shall provide Investor with reasonably prompt (and, to the extent reasonably practicable, prior) written notice of any such Emergency Situation and any such actions.
Section 6.2    Expenses; Tax Matters.
(a)    Expenses. Except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that Cinergy shall be responsible for any costs and expenses, including legal fees, brokers’ fees or fees and expenses of other consultants and advisors, incurred by the Companies in connection with the Transactions. Investor shall be responsible for payment of any CFIUS filing fees.
(b)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, (i) Investor shall be responsible for the timely payment of all Transfer Taxes arising out of the issuance of the Acquired DEI Holdco Interests and (ii) Cinergy shall be responsible for the timely payment of all Transfer Taxes arising out of the Contribution. In addition, Investor or Cinergy, as the case may be, shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to the Transfer Taxes for which it is responsible pursuant to the preceding sentence. The Parties shall cooperate in an attempt to minimize the amount of such Taxes.
(c)    Tax Returns. With respect to any income Tax Returns to be filed by or on behalf of a Company, not less than thirty (30) days prior to the due date for such income Tax Return, taking into account applicable extensions (or, if such due date is within thirty (30) days following the First Closing Date, as promptly as practicable following the First Closing Date), Duke shall provide Investor, or cause Investor to be provided, with a draft copy of such income Tax Return (along with any other information reasonably requested by Investor relating to such income Tax Returns and any Tax elections made on such income Tax Returns) for Investor’s review and comment; provided, however, in the case of any such income Tax Returns that are filed on a consolidated, combined or unitary basis that includes Duke or any of its Subsidiaries other than the Companies (a “Group Return”), Duke shall provide Investor, or cause Investor to be provided, pro forma income Tax Returns reflecting solely the income and operations of the Companies and, in the case of DEI, are consistent with the pro forma returns provided to the IURC. Duke shall consider in good faith any comments to such income Tax Returns (or pro forma income Tax Returns) that are provided to Duke by Investor no later than fifteen (15) days prior to the due date for such income Tax Returns, taking into account applicable extensions. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein or in any Transaction Document, in no event shall Duke or any of its Affiliates be required to provide any information to Investor that relates to a Group Return except to the extent such information relates solely to the Companies or relates to making a Tax election that is binding on all entities included in such Group Return.
(d)    Tax Elections. Without the prior written consent of Investor, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Duke nor any of its Subsidiaries (including the Companies) will make or cause to be made any Tax election that would reduce or limit the use of the Tax attributes of the Companies if such Tax election would be reasonably likely to have a material adverse effect on the Taxes payable by any Company or the payments due to any Company pursuant to the Tax Sharing Agreement, unless such adverse effect in any taxable period will be recovered by DEI through rates in the same taxable period or in two (2) succeeding taxable periods.
(e)    Tax Sharing Payments. Duke shall promptly provide, or cause to be promptly provided, to Investor copies of the computations of all amounts payable by or to any Company under the Tax Sharing Agreement and reasonable access to all records, work papers, and other documents of or relating to the Companies which are reasonably necessary to verify such computations. Duke shall work, in good faith, taking into account all relevant circumstances surrounding the preparation of the computations, to provide such computations to Investor so that Investor has a reasonable opportunity to review the computations before any payment is made by or to the Companies pursuant to the Tax Sharing Agreement and provide comments, which Duke will consider in good faith.
(f)    Tax Proceedings. Duke shall, or shall cause its Subsidiaries (including the Companies) to (i) promptly notify Investor of any proposed Tax audit or similar proceeding to the extent it relates to material Taxes for which any of the Companies may be liable (a “Tax Proceeding”), (ii) keep Investor reasonably apprised regarding the progress of any such Tax Proceeding, (iii) consult in good faith with Investor prior to taking any material action in connection with any such Tax Proceeding, provided that such consultation does not unreasonably delay or impede the progress of the Tax Proceeding, and (iv) defend any such Tax Proceeding diligently and in good faith as if the Companies were the only parties in interest. For the avoidance of doubt, and notwithstanding the foregoing, (A) none of Duke or any of its Affiliates shall be required to keep Investor apprised of, or consult with Investor on, any issue relating to any aspect of a Group Return that does not relate to, or affect the Tax Liability of, any Company, (B) in no event shall Duke or any of its Affiliates be required to provide any information to Investor that relates to a Group Return except to the extent such information relates solely to, and affects the Tax Liability of, the Companies, and (C) without limiting Investor’s rights in the event of a breach of the covenant in the prior sentence, in no event shall Duke or any of its Affiliates be precluded from resolving any Tax Proceeding relating to a Group Return.
(g)    Certain Transactions. Neither Duke nor any of its Subsidiaries (including the Companies) will cause any Company to participate in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2), “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1) (with the exception of a “loss transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(5)), as defined in Section 6707A(c) of the Code, or transaction of interest within the meaning of Treasury Regulation § 1.6011-4(b)(6), whether as a separate entity or as a member of a group filing a Group Return.
(h)    Disaffiliation. Upon a disaffiliation of any Company that results in any Company no longer being included in the Duke Consolidated Group, the income, deductions, gains, losses, and other items of such disaffiliated Company will be allocated between the period on or prior to such disaffiliation and the period beginning on the day after such disaffiliation on a closing-of-the-books basis in a manner consistent with Treasury Regulation § 1.1502-76(b)(2) (or similar provision of state, local or foreign law) without any ratable allocation election under Treasury Regulation § 1.1502-76(b)(2)(ii)(D) (or similar provision of state, local or foreign law), unless Duke determines that it is beneficial to both Duke and Investor to use a ratable allocation method and Investor provides prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(i)    Duke Note. Duke and its Affiliates shall not amend the terms of the Duke Note without Investor’s prior written consent.
(j)    FIRPTA Matters. If necessary to prevent or reduce withholding pursuant to Section 1445 of the Code on (i) payments made by DEI Holdco to Investor or (ii) payments made by a third party to Investor, in each case in respect of Investor’s interest in DEI Holdco, Duke and its Affiliates shall reasonably cooperate with (including by providing reasonable and sufficient information to) Investor in connection with Investor obtaining a withholding certificate from the IRS pursuant to Treasury Regulation § 1.1445-3 or Treasury Regulation § 1.1445-6, as applicable (or any successor provision); provided, that in the case of any withholding certificate in respect of payments made under clause (i) above, DEI Holdco shall reimburse Investor for any reasonable and out-of-pocket costs and expenses incurred in obtaining such withholding certificate, but only to the extent that aggregate of all such costs and expenses incurred for all withholding certificates described in this Section 6.2(j) does not exceed $62,500.
Section 6.3    Regulatory Matters.
(a)    FERC. As soon as practical following the execution of this Agreement but in no event later than twenty (20) Business Days from the Agreement Date, Cinergy and Investor will submit a joint application to the FERC pursuant to Section 203 of the FPA seeking FERC approval for the Transactions (the “FERC Approval”). Each Party shall cooperate with each other in the preparation and filing of such application to obtain the FERC Approval, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. The Parties shall use reasonable best efforts to obtain the FERC Approval at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing to obtain the FERC Approval. Until the earlier of the termination of this Agreement or the First Closing, neither Investor nor any of its Affiliates that are part of the Infrastructure Group of GIC Special Investments PTE Ltd. (other than portfolio companies as of the Agreement Date) shall acquire or enter into any contract to acquire direct or indirect control over an electric generation facility or its output or a public utility operating, in each case in the MISO market, if such action would reasonably be expected to materially impair or delay the consummation of the Transactions for any reason or result in the failure to satisfy any condition to the consummation of the Transactions.
(b)    CFIUS.
(i)    Each Party shall cooperate and use reasonable best efforts to do, or cause to be done, all things necessary to obtain CFIUS Approval. Such reasonable best efforts shall include: (A) as promptly as practicable after the date of this Agreement, but in no event later than twenty (20) Business Days from the Agreement Date (or such other date as the parties may mutually agree), preparing and filing, or causing to be filed, a draft CFIUS Notice, (B) as promptly as practicable after the resolution of all questions and comments received from CFIUS staff on the draft CFIUS Notice (or receipt of confirmation that the CFIUS staff have no such questions or comments), submitting the final CFIUS Notice to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E; (C) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review, or investigation of the Transactions, within the time periods specified in the applicable regulations or otherwise specified by CFIUS staff; and (D) ensuring that any information furnished pursuant to the foregoing clauses (A) through (C) is true, correct and complete in all material respects.
(ii)    Without limiting the generality of the foregoing, each Party shall, in connection with the efforts to obtain the CFIUS Approval, (A) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Parties a reasonable opportunity to review in advance and comment on drafts of filings and submissions and consider in good faith, the views of the other parties in connection with, any proposed written communication to CFIUS pertaining to the substance of the CFIUS Notice or matters related to the CFIUS process; (B) promptly inform the other Parties of any communication received by such Parties from, or given by such Parties to, CFIUS, by promptly providing copies to the other Parties of any such written communications, except for any exhibits to such communications providing personal identifying information and subject to redactions to preserve business confidential information; and (C) permit the other Parties to review in advance any communication that it gives to, and consult with one other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (A), (B) and (C) of this Section 6.3(b)(ii) subject to confidentiality considerations contemplated by the CFIUS Statute or required by CFIUS.

(iii)    Notwithstanding any other provision of this Agreement, if CFIUS notifies the Parties in writing that CFIUS (i) has completed its review or investigation or has determined that it requires no more time to review or investigate; and (ii) intends to send a report to the President recommending that the President act to suspend or prohibit the transactions contemplated by this Agreement (a “CFIUS Turndown”), none of the Parties shall have any further obligation to seek CFIUS Approval, and any party may in its discretion request withdrawal of the CFIUS Notice; provided that this right shall not be available to any Party whose material breach of any provision of this Agreement resulted in, or was a principal cause of, such CFIUS Turndown.
(c)    Other Regulatory Filings. Each Party shall cooperate and use reasonable best efforts to prepare and file, or cause to be filed, as soon as practicable, but in no event later than twenty (20) Business Days from the Agreement Date, all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Transactions as soon as reasonably practicable and in any event prior to the Termination Date. Each Party shall have the right to review within a reasonable time in advance and to offer comments on any filing made after the Agreement Date and until the Termination Date (as the same may be extended hereunder) by the other Party (or Affiliates of the other Party) with any Governmental Authority with respect to the Transactions; provided, however, that, to the extent such filings contemplate confidential or sensitive information of a Party (or a Party’s affiliates), the Parties shall (subject to the limitations set forth in this Agreement), in good faith, cooperate to provide the necessary or requested confidential or sensitive information in such a manner as to reasonably protect the interests of the disclosing Party, including, at the discretion of the Party from whom such information is sought, by providing it subject to a protective order, while not adversely affecting the timely consummation of the Transactions. Cinergy does not anticipate that any state utility regulatory commission consents or approvals will be required in connection with the transactions contemplated by this Agreement. In the event that any such approvals or consents or any Unknown Regulatory Approvals are required, Investor and Cinergy agree to use their respective reasonable best efforts to obtain such consents and approvals as promptly as practicable after the date hereof, and Cinergy shall be solely responsible for all costs and expenses in connection therewith. Notwithstanding anything to the contrary herein, Investor and its Affiliates shall not be required to take or agree to take any action that constitutes a Burdensome Condition in connection with Transactions (including pursuant to this Section 6.3 or Section 6.4) and, without the prior written consent of Investor, none of the Companies shall take, offer or accept, or agree, commit to agree or consent to any action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure requiring Investor or its Affiliates to take any action that constitutes a Burdensome Condition.
(d)    Copies and Notices. Except with respect to Taxes, (i) each Party shall promptly provide the other Party with copies of all filings made by such Party with any Governmental Authority in connection with this Agreement and the Transactions; provided, however, that, to the extent such filings include confidential or sensitive information of Investor, the portions thereof including such sensitive or confidential information may be redacted and, at the discretion of Investor, be provided only on an outside counsel basis or directly to the relevant Governmental Authority; and (ii) the Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other Party with copies of any notices or other communications received by Cinergy or Investor, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the Transactions. Each Party shall promptly provide the other Party with notice of any change or event that would reasonably be expected to materially impair such Party’s ability to perform its obligations under or consummate the Transactions.
(e)    Books and Records. Notwithstanding anything to the contrary in this Agreement, the Companies shall not be required to provide to Investor any portion of any Tax Return (or any supporting work papers or other documentation related thereto) of Duke or any of its Affiliates, other than to the extent such information relates solely to DEI Holdco, DEI or their respective Subsidiaries.
Section 6.4    Consents. Each Party shall cooperate and use reasonable best efforts to obtain the Required Consents as soon as reasonably practicable, and, to the extent a Closing occurs in the absence of any such consent, the Parties shall continue to use their reasonable best efforts to obtain all such consents after such Closing.
Section 6.5    Further Assurances. Each Party will, and, as applicable, will cause its Affiliates to, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions in accordance with the terms hereof, including executing such further documents or instruments and taking such further actions as may be reasonably requested by another Party in order to consummate the Transactions in accordance with the terms hereof; provided, however, that this Section 6.5 shall not apply to the Parties’ obligations in connection with obtaining the FERC Approval, CFIUS Approval, or any other permits, consents, approvals and authorizations of a Governmental Authority that may be necessary or advisable to consummate the Transactions, with respect to which the Parties’ obligations are set forth in Section 6.3 and Section 6.4, respectively.
Section 6.6    Announcements. The Parties shall use reasonable efforts to consult with each other prior to issuing, and give each other the opportunity to review and comment upon, any press releases or any other public announcements with respect to this Agreement or the Transactions and shall not issue any such press release or public announcement prior to such consultation, except as may be required by applicable Law or obligations under any listing agreement with or rules of any national securities exchange and except for such press releases or public announcements that refer to this Agreement or the Transactions by using statements that previously have been made publicly. The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form consented to by Investor on January 28, 2021.
Section 6.7    Confidentiality. Investor and Cinergy each reaffirm and shall fulfill their obligations under the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect regardless of any termination of this Agreement; provided, however, that, notwithstanding anything in the Confidentiality Agreement, Investor may disclose financial information concerning the Companies, including any financial models prepared in connection with the Transactions, to the extent reasonably necessary or advisable in connection with CFIUS, any other Required Approvals or Unknown Regulatory Approvals, or the Proposed Financing; provided further that, after the First Closing, to the extent that the DEI Holdco A&R LLC Agreement contains provisions that govern the confidential treatment of any information, the Confidentiality Agreement shall no longer apply to such information and all matters with respect to such information shall be governed by the DEI Holdco A&R LLC Agreement.
Section 6.8    Notice of Certain Event. Cinergy shall provide Investor with notice of any Additional Capital Investment with a description of the uses therefor reasonably promptly following the date of any such Additional Capital Investment.
Section 6.9    Contribution. Cinergy shall cause the Contribution to occur no earlier than the satisfaction of the condition set forth in Section 7.3(a)(iii)(x) and, in any event, no later than as soon as reasonably practicable after the satisfaction (or waiver by the applicable Parties) of the conditions set forth in Section 7.1(a) – (c) and Section 7.3(a)(iii).
Section 6.10    Distributions by DEI Holdco. From the First Closing Date until the earlier of the Second Closing or January 19, 2023, Cinergy shall cause DEI Holdco not to make any distribution to its members without the prior written consent of Investor, other than dividends or distributions not in excess of the aggregate amounts set forth on Schedule 1.1(c). From the date that Cinergy delivers the Second Closing Notice to the earlier of the Second Closing or January 19, 2023, Cinergy shall cause DEI Holdco not to make any distribution to its members without the prior written consent of Investor.
Section 6.11    Debt Financing Cooperation.
(a)    Cinergy and DEI Holdco acknowledge that Investor intends to obtain debt financing to finance a portion of the Adjusted Purchase Price, which may include registered or private notes, syndicated loans and/or bank or other credit or debt facilities of any kind (and commitments in respect thereof) (any of the foregoing, the “Proposed Financing”). Notwithstanding anything to the contrary contained herein, Investor agrees that (i) none of the Companies or any of their respective Affiliates (other than Investor) shall have any liability (whether in contract, tort or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under the agreements for the Proposed Financing and (ii) such Proposed Financing shall not contain any restrictive covenant or other obligations that are required to be performed or complied with by the Companies or any of their Affiliates (other than Investor).
(b)    Until the Second Closing, Cinergy shall use reasonable best efforts to provide, and to cause its Affiliates, including the Companies, and its and their respective Representatives to provide, upon the reasonable request of Investor, cooperation in connection with Investor’s Proposed Financing, including by: (i) participating (solely by teleconference or virtual meeting platforms) in a reasonable number of meetings and road shows, if any;

(ii) providing pertinent historical financial information reasonably requested by Investor in order to obtain or in connection with such financing, including the Required Information; (iii) preparing financial statements for the Companies (including by updating the projections that Cinergy or its Representatives previously provided to Investor, as Investor may reasonably request with reasonable advance notice from time to time; provided that, Investor may only request one such update prior to the First Closing and one such update between the First Closing and the Second Closing; provided, further, that (w) with respect to each Marketing Period, to enable the Investor to consider whether to request such updated projections, the Companies shall participate in one or more teleconferences or telephone calls with Investor at least 15 days before the applicable Marketing Period Inside Date; (x) such updated projections shall constitute Required Information with respect to each Closing only if Investor requests such update in writing prior to the applicable Marketing Period Inside Date with respect to such Closing; (y) Cinergy shall also provide to Investor updated projections for the Companies as and when any such projections are prepared by Cinergy or its Affiliates in the ordinary course of business or otherwise and (z) this Section 6.11(b) does not limit any right of Investor to request or require updates to projections or financial models with respect to the Companies pursuant to the DEI Holdco A&R LLC Agreement); (iv) assisting in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents in connection with such financing; (v) using reasonable best efforts to ensure that any syndication efforts of the lead arrangers or placement agents, as applicable. for the debt financing benefit from the existing lending relationships of the Companies; and (vi) requesting the consent of, and customary comfort letters from, the Companies’ independent accountants (and providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Investor’s use of the Companies’ financial statements. The foregoing notwithstanding, none of Cinergy, the Companies nor any of their Subsidiaries or Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.11(b) that would: (A) require Cinergy, the Companies or any of their Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Proposed Financing or enter into or execute any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement to the extent any such action would be effective prior to the First Closing (other than signing customary authorization letters), (B) require Cinergy or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with such financing, (C) cause any director, officer, employee or stockholder of Cinergy or any of its Affiliates to incur any personal liability, (D) conflict with the organizational documents of Cinergy or any of its Affiliates or any Laws, (E) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Cinergy or any of its Affiliates is a party (with a non-Affiliate), (F) require Cinergy or any of its Affiliates to provide access to or disclose information that Cinergy or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege or other applicable privilege of Cinergy or any of its Affiliates (provided, however, that Cinergy shall use its reasonable efforts to provide such access or disclose such information in a manner that would not jeopardize such attorney-client or other applicable privilege), (G) cause any condition to the Closings set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Investor the right to terminate this Agreement or (H) require

Cinergy, the Companies or any of their Affiliates to provide any legal opinions. Nothing contained in this Section 6.11(b) or otherwise shall require Cinergy or any of its Affiliates at any time or any Company to be an issuer or other obligor with respect to the Proposed Financing.
(c)    Investor shall, promptly, upon request by Cinergy, reimburse Cinergy or any of its Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred by them in connection with such requested cooperation, and Investor shall indemnify, defend and hold harmless Cinergy and its Affiliates against any costs, expenses or liabilities incurred by them as a result of any Action or Proceeding against them arising out of any acts performed by them at Investor’s request under this Section 6.11, except, in each case, to the extent such costs, expenses or liabilities result from (i) any material breach by Cinergy of this Agreement or (ii) gross negligence, fraud or willful misconduct of Cinergy, DEI Holdco, any other Company or any of their respective Affiliates, or any of their respective Representatives.
(d)    All nonpublic or otherwise confidential information regarding the Companies obtained by Investor or its Representatives pursuant to this Section 6.11 prior to the First Closing shall be kept confidential in accordance with the Confidentiality Agreement and Section 6.7, except that such information may be disclosed to potential lenders, potential syndicate members, potential placement agents, other potential financing sources or potential participants and any agent for any of the foregoing (“Financing Sources”), subject to customary confidentiality undertakings by any such applicable Financing Source.
(e)    Cinergy hereby consents to the use of the Companies’ logos in connection with any financing relate to the Transactions; provided, however, that Investor shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Companies or the Companies’ reputation or goodwill and will comply with the Companies’ reasonable usage requirements to the extent those requirements are consistent with this Section 6.11 and that they have been made available to Investor.
(f)    Notwithstanding anything to the contrary, the Parties acknowledge and agree that the provisions contained in this Section 6.11 represent the sole obligation of Cinergy and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Proposed Financing) to be obtained by Investor or its Affiliates prior to the First Closing, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements shall be deemed to expand or modify such obligations with respect to the Proposed Financing prior to the First Closing. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Proposed Financing) by Investor, any of its Affiliates or any other financing or other transactions be a condition to any of Investor’s obligations under this Agreement.
Section 6.12    Intercompany Transactions.
(a)    From the Agreement Date until the First Closing, Duke and Cinergy shall, and shall cause the Companies to, conduct and make all Intercompany Transactions in compliance in all material respects with the terms of the Affiliate Contracts and Affiliate Guidelines, as applicable.

(b)    From and after the First Closing, Duke agrees with each Specified Party that, except as otherwise agreed in writing by such Specified Party, all Intercompany Transactions will be in accordance in all material respects with the affiliate agreements, affiliate standards and approved cost allocation methodologies that that have been filed with the IURC and, as applicable, other state public utility commissions in states where Duke owns other regulated electric utilities.
(c)    From and after the First Closing, Duke agrees with each Specified Party, except as otherwise agreed in writing by such Specified Party, to provide, or cause to be provided, the services, management and support to the Companies such that the nature, quality, standard of care and skill and the service levels at which such services, management and support are performed are no less in any material respect than the nature, quality, standard of care and skill and service levels at which the substantially same services, management and support were performed by or on behalf of Duke and its Affiliates prior to the First Closing.
(d)    From and after the First Closing, except for ordinary course amendments that do not involve changes to pricing or cost allocation methodology, Duke agrees with each Specified Party to disclose all material proposed amendments to affiliate agreements, affiliate standards and cost allocation methodologies to such Specified Party for review at least ten (10) Business Days before any proposed amendment, filing or submission to the IURC and, if such Specified Party requests, meet with such Specified Party to discuss the proposed changes. Each Specified Party shall have the right to consent to such amendment (which consent shall not be unreasonably withheld, delayed or conditioned) solely to the extent such amendment would disproportionally adversely affect the Companies (relative to other regulated electric utilities owned by Duke or its Affiliates (other than the Companies)) in any material respect.
(e)    From and after the First Closing, Duke agrees with each Specified Party that if Duke proposes to change the allocation methodology under any affiliate agreements, affiliate standards and cost allocation methodologies Duke shall submit such proposed changes to the IURC if required by Law or otherwise in accordance with past practice.
Section 6.13    Access to Information. Cinergy shall, and shall cause the Companies to, afford to Investor and its Representatives reasonable access, upon reasonable notice during normal business hours during the period before the First Closing, to all the personnel, properties, books, contracts, commitments, records and financial, operating and other data of the Companies and, during such period, shall furnish promptly to Investor any information concerning the Companies as Investor may reasonably request; provided that such access does not unreasonably interfere with the normal operations of any of the Companies. Nothing set forth in this Agreement shall require Cinergy to, or to cause any Company to, (a) allow Investor or Representatives to, and Investor and its Representatives shall not, conduct any environmental site assessment, compliance evaluation or investigation at any of the facilities or properties of the Companies (but the foregoing shall not preclude Investor from receiving any environmental information concerning the Companies as Investor may reasonably request), (b) provide Investor or its Representatives with any information regarding Cinergy’s or its Affiliate’s businesses, assets, financial performance or condition or operations not involving the

Companies or (c) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law or binding agreement with any party that is not an Affiliate of Duke entered into prior to the date hereof by the Company providing such information; provided, however, that Cinergy shall use its reasonable efforts to provide such access and disclose such information in a manner that would not jeopardize such attorney-client privilege or violate such Law or agreement.

Section 6.14    Supplements to Schedules. Duke and Cinergy shall have the right, from time to time after the First Closing and prior to the Second Closing, by written notice to Investor, to supplement, modify or amend the schedules to this Agreement with respect to Article III or Article IV, with respect to any matter hereafter arising or discovered which if existing or known on or prior to the Agreement Date would have been required to be set forth or described therein. Notwithstanding the immediately preceding sentence, other than such supplements, modifications or amendments reflecting matters arising after the Agreement Date (x) in the ordinary course of business with respect to Schedules 4.6(e), 4.6(f), 4.8(b) and 4.12(a) (and, if required by this Agreement or the DEI Holdco A&R LLC Agreement, specifically approved or consented to by Investor) or (y) with respect to matters specifically approved or consented to in writing by Investor, in each case, which matters shall be deemed to be automatically incorporated into the schedules to this Agreement as if set forth therein on the Agreement Date, no supplements, modifications or amendments of the schedules to this Agreement shall be deemed to qualify, cure the defects to the representations and warranties to which such supplements, modifications or amendments relate or affect the rights of Investor or any member of its Indemnified Group under Article X; provided, however, that nothing herein shall be deemed to limit or otherwise affect, or constitute a waiver of, any rights of any Indemnified Party pursuant to Article X with respect to the First Closing; provided further that if the matters set forth on any supplement, modification or amendment to the schedules to this Agreement delivered pursuant to this Section 6.14 would reasonably be expected to have a Material Adverse Effect or otherwise result in the failure to satisfy any closing condition with respect to the Second Closing set forth in Section 7.1 or Section 7.2(b), then Investor shall have the right to terminate its obligations with respect to the Second Closing under this Agreement; provided further that, if, concurrent with any supplement, modification or amendment to the schedules to this Agreement delivered pursuant to this Section 6.14, Cinergy delivers a written acknowledgement to Investor that the matters set forth on such supplement, modification or amendment constitute a Material Adverse Effect or otherwise result in the failure to satisfy any closing condition with respect to the Second Closing set forth in Section 7.1 or Section 7.2(b), then (i) Investor shall have the right to deliver written notice of its election to terminate its obligations with respect to the Second Closing under this Agreement as set forth in the preceding proviso by delivery of written notice thereof to Cinergy within fifteen (15) Business Days after receipt of such written acknowledgement from Cinergy and, (ii) if Investor does not exercise its right to terminate its obligations with respect to the Second Closing under this Agreement in accordance with this Section 6.14 within such period, then (A) Investor shall have irrevocably waived any and all rights to terminate its obligations with respect to the Second Closing under this Agreement arising out of or relating to the matters disclosed in the applicable supplement, modification or amendment, and (B) such matters shall be deemed to be automatically incorporated into the schedules to this Agreement as if set forth therein on the Agreement Date. Duke and Cinergy shall not have the right to supplement, modify or amend schedules relating to Fundamental Representations or Schedules 1.1(a), 1.1(b), 1.1(c), 2.1(f) and 7.3(a)(iii).
Section 6.15    Receivable Sale Agreement Amendment. Cinergy will use, and will cause its Affiliates to use, reasonable best efforts to amend that certain Receivables Sale Agreement, dated as of November 5, 2010, by and among Cinergy Receivables Company LLC, as seller, Duke Energy Ohio, Inc., as initial servicer, The Bank of Nova Scotia, as program agent and the purchasers thereto (as amended by Amendment No. 10, dated as of December 19, 2017, Amendment No. 11, dated as of February 18, 2020, Amendment No. 12, dated as of July 23, 2020 and Amendment No. 13, dated as of October 23, 2020) to delete the reference to DEI in the definition of “Termination Event”, or to delete the reference in the definition of “Termination Event” to “100%” and replace it with “80%” with respect to DEI. If Cinergy is unable to obtain such an amendment prior to the First Closing, Cinergy will use reasonable best efforts to enable DEI to have access to a replacement facility.
ARTICLE VII

CONDITIONS
Section 7.1    Conditions to Obligations of Investor and Cinergy. The obligations of Investor, Cinergy and DEI Holdco hereunder to consummate the Transactions with respect to each Closing are subject to the satisfaction, at or before the applicable Closing, of the following conditions (all or any of which may be waived in whole or in part by mutual agreement of the Parties in their sole discretion):
(a)    Orders. No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect that enjoins, prohibits or otherwise prevents, or purports to enjoin, prohibit or otherwise prevent, the consummation of the Transactions;
(b)    Laws. No Law shall have been enacted or shall be deemed applicable to the Transactions which makes the consummation of the Transactions illegal or prevents the Transactions from occurring;
(c)    Litigation. No Action or Proceeding by or before any court or other Governmental Authority shall have been instituted or threatened in writing by any Governmental Authority or Person that would reasonably be expected to prevent or prohibit the consummation of the Transactions; and
(d)    Contribution. The Contribution shall have occurred.
Section 7.2    Conditions to Obligations of Investor.
(a)    First Closing. The obligation of Investor hereunder to consummate the Transactions with respect to the First Closing is subject to the satisfaction, at or before the First

Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Investor in its sole discretion):
(i)    Representations and Warranties. (A) Each of the Fundamental Representations made by Duke or Cinergy in this Agreement (other than the representations and warranties in Section 4.6(f)) qualified as to materiality shall be true and correct in all respects as of the First Closing and not so qualified as to materiality shall be true and correct in all respects except for such inaccuracies as are de minimis in nature and amount relative to such representation and warranty taken as a whole, in each case as of the First Closing as if made on and as of the First Closing, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties qualified as to materiality shall have been true and correct in all respects as of such earlier date and not so qualified as to materiality shall have been true and correct in all respects except for such inaccuracies as are de minimis in nature and amount as of such earlier date; (B) each of the representations and warranties made by Cinergy in Sections 4.6(e), 4.6(f), 4.17 and 4.18 shall be true and correct in all material respects as of the First Closing as if made on and as of the First Closing; and (C) each of the other representations and warranties made by Duke or Cinergy in this Agreement shall be true and correct in all respects as of the First Closing as if made on and as of the First Closing, except, (1) in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, and (2) to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have a Material Adverse Effect on Duke, Cinergy or the Companies; provided, however, that, for purposes of determining the satisfaction of the condition in clause (B) and clause (C), no effect shall be given to any limitation or qualification as to materiality in such representations and warranties;
(ii)    Performance. Each of Duke, Cinergy and DEI Holdco shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the First Closing;
(iii)    Consents and Approvals. (x) The Parties shall have obtained FERC Approval, (y) the Parties shall have obtained CFIUS Approval and (z) the Required Consents listed on Schedule 7.2(a)(iii) shall have been obtained and be in full force and effect, in each case, without any Burdensome Conditions;
(iv)    No Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect on Duke, Cinergy or the Companies shall have occurred and be continuing; and
(v)    Deliveries at Closing. Each of Duke, Cinergy and DEI Holdco shall have executed and delivered (or caused to be executed and delivered) to Investor all agreements and other documents required to be executed and delivered by it to Investor pursuant to Section 2.2(e) at or prior to the First Closing.
(b)    Second Closing. The obligation of Investor hereunder to consummate the Transactions with respect to the Second Closing is subject to the satisfaction, at or before the

Second Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Investor in its sole discretion):
(i)    Representations and Warranties. (A) Each of the Fundamental Representations made by Duke or Cinergy in this Agreement (other than the representations and warranties in Section 4.6(f)) qualified as to materiality shall be true and correct in all respects as of the Second Closing and not so qualified as to materiality shall be true and correct in all respects except for such inaccuracies as are de minimis in nature and amount relative to such representation and warranty taken as a whole, in each case as of the Second Closing as if made on and as of the Second Closing, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties qualified as to materiality shall have been true and correct in all respects as of such earlier date and not so qualified as to materiality shall have been true and correct in all respects except for such inaccuracies as are de minimis in nature and amount as of such earlier date; (B) each of the representations and warranties made by Duke or Cinergy in Sections 4.6(e), 4.6(f), 4.17 and 4.18 shall be true and correct in all material respects as of the Second Closing as if made on and as of the Second Closing; and (C) each of the other representations and warranties made by Duke or Cinergy in this Agreement shall be true and correct in all respects as of the Second Closing as if made on and as of the Second Closing, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date, and to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have a Material Adverse Effect on Duke, Cinergy or the Companies; provided, however, that, for purposes of determining the satisfaction of the condition in clause (B) and clause (C), no effect shall be given to any limitation or qualification as to materiality in such representations and warranties;
(ii)    Performance. (A) Each of Duke, Cinergy and DEI Holdco shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it after the First Closing and at or prior to the Second Closing, and (B) each of Cinergy and DEI Holdco shall have complied in all material respects with all obligations and covenants required to be performed or complied with by it under the DEI Holdco A&R LLC Agreement;
(iii)    Deliveries at Closing. Each of Cinergy and DEI Holdco shall have executed and delivered (or caused to be executed and delivered) to Investor all agreements and other documents required to be executed and delivered by it to Investor pursuant to Section 2.2(e) at or prior to the Second Closing;
(iv)    No Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect on the Companies shall have occurred and be continuing;
(v)    Consents and Approvals. All Unknown Regulatory Approvals shall have been obtained and be in full force and effect, in each case, without any Burdensome Conditions; and

(vi)    Put Exercise Notice. No “Put Exercise Notice” (as defined in the DEI Holdco A&R LLC Agreement) shall have been delivered in accordance with the DEI Holdco A&R LLC Agreement.
Section 7.3    Conditions to Obligations of Cinergy and DEI Holdco.
(a)    First Closing. The obligation of Cinergy and DEI Holdco hereunder to consummate the Transactions with respect to the First Closing is subject to the satisfaction, at or before the First Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Cinergy in its sole discretion):
(i)    Representations and Warranties. Each of the representations and warranties made by Investor in this Agreement shall be true and correct in all respects as of the First Closing as if made on and as of the First Closing, except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, or (ii) to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have an Investor Material Adverse Effect;
(ii)    Performance. Investor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Investor at or prior to the First Closing;
(iii)    Consents and Approvals. (x) The Parties shall have obtained FERC Approval, (y) the Parties shall have obtained CFIUS Approval and (z) the Required Consents listed on Schedule 7.3(a)(iii) shall have been obtained and be in full force and effect; and
(iv)    Deliveries at Closing. Investor shall have executed and delivered (or caused to be executed and delivered) to Cinergy or DEI Holdco, as applicable, all agreements and other documents required to be executed and delivered to Cinergy or DEI Holdco pursuant to Section 2.2(e) at or prior to the First Closing, and Investor shall have made the payments required to be made by Investor at the First Closing pursuant to Section 2.1.
(b)    Second Closing. The obligation of Cinergy and DEI Holdco hereunder to consummate the Transactions with respect to the Second Closing is subject to the satisfaction, at or before the Second Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Cinergy in its sole discretion):
(i)    Representations and Warranties. Each of the Fundamental Representations made by Investor in this Agreement shall be true and correct in all respects as of the Second Closing as if made on and as of the Second Closing, except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, or (ii) to the extent that any and all failures of such representations and warranties to be so true and correct in all respects, taken as a whole, would not reasonably be expected to have a materially adverse effect on the ability of Investor to consummate the Transactions or to perform its obligations under this Agreement;
(ii)    Performance. (A) Investor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Investor after the First Closing and at or prior to the Second Closing, and (B) Investor shall have complied in all material respects with all obligations and covenants required to be performed or complied with by it under the DEI Holdco A&R LLC Agreement;
(iii)    Deliveries at Closing. Investor shall have executed and delivered (or caused to be executed and delivered) to Cinergy or DEI Holdco, as applicable, all agreements and other documents required to be executed and delivered to Cinergy or DEI Holdco pursuant to Section 2.2(e) at or prior to the Second Closing, and Investor shall have made the payments required to be made by Investor at the Second Closing pursuant to Section 2.1;
(iv)    Consents and Approvals. All Unknown Regulatory Approvals shall have been obtained and be in full force and effect; and
(v)    Put Exercise Notice. No “Put Exercise Notice” (as defined in the DEI Holdco A&R LLC Agreement) shall have been delivered in accordance with the DEI Holdco A&R LLC Agreement.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time upon ten (10) days written notice of such termination to the other Party:
(a)    by mutual written consent of Investor and Cinergy;
(b)    by Investor or Cinergy if the First Closing has not occurred on or prior to the six (6) month anniversary of the Agreement Date (the “Termination Date”); provided, however, that if the sole reason that the First Closing has not occurred is that a consent or approval required by Section 7.2(a)(iii) or Section 7.3(a)(iii) has not been obtained on or prior to such date, such date shall automatically be extended by two (2) months (the end of such two-month extension period shall then be the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of the failure of the First Closing to occur on or before such date;
(c)    by Investor prior to the First Closing if (i) Duke, Cinergy or DEI Holdco shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Duke, Cinergy or DEI Holdco, as applicable, such that any closing condition set forth in Section 7.1 or Section 7.2 could not be satisfied prior to the Termination Date or, if such breach or failure is capable of being cured, it shall not have been cured within the earlier of (x) thirty (30) days following receipt by Cinergy of notice of such breach or failure from Investor and (y) the Termination Date;
(d)    by Cinergy prior to the First Closing if (i) Investor shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement to be complied with by Investor such that any closing condition set forth in Section 7.1 or Section 7.3 could not be satisfied prior to the Termination Date or, if such breach or failure is capable of being cured, it shall not have been cured within the earlier of (x) thirty (30) days following receipt by Investor of notice of such breach or failure from Cinergy and (y) the Termination Date; or
(e)    by Investor or Cinergy prior to the First Closing if a Governmental Authority shall have issued an Order or instituted any Action or Proceeding, in either case, having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Transactions and such Order shall become final and non-appealable or such Action or Proceeding shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of such Order, any Action or Proceeding.
Section 8.2    Effect of Termination.
(a)    If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, except that Section 6.2, Section 6.7, this Section 8.2, and Article XI will continue to apply following any termination, and there will be no Liability on the part of Duke, Cinergy, DEI Holdco or Investor (or any of their respective Representatives or Affiliates) in respect of this Agreement except as provided in this Section 8.2.
(b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.2 shall relieve a Party from Liability for any Willful Breach of, or fraud in connection with, this Agreement occurring prior to such termination.
ARTICLE IX

SURVIVAL
Section 9.1    Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Parties contained in or made pursuant to this Agreement and the Ancillary Agreements shall survive until the date that is twelve (12) months following the applicable Closing Date; provided, however, that the representations and warranties of Cinergy and Duke set forth in Sections 3.1, 3.2, 3.3, 3.7, 3.8, 3.9, 3.10, 4.1, 4.6(f), 4.7(e) and 4.14 and the representations and warranties of Investor set forth in Sections 5.1, 5.2, 5.3 and 5.8 (collectively the “Fundamental Representations”) shall survive until sixty (60) days following expiration of the applicable statute of limitations, and the representations and warranties of Cinergy in Section 4.13 shall survive until the date that is twenty-four (24) months following the applicable Closing Date (each of the foregoing, as applicable, the “Survival Period”). The Survival Period for covenants and agreements in this Agreement and the Ancillary Agreements shall be the earlier of (a) one (1) year following the specified term of such covenant or agreement (if any) or (b) sixty (60) days following expiration of the applicable statute of limitations. Any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to this Section if written notice of a claim for the inaccuracy or breach of such representation or warranty or breach of such covenant or agreement giving rise to such indemnity right has been given to the Party from whom such indemnification may be sought prior to the time such representation, warranty, covenant or agreement would have expired.
ARTICLE X

INDEMNIFICATION AND REMEDIES
Section 10.1    General.
(a)    Duke and Cinergy shall, severally and not jointly, defend, indemnify and hold harmless Investor, and Investor shall defend, indemnify and hold harmless Cinergy (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective Representatives, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from:
(i)    the inaccuracy of any representation or warranty of such Indemnitor (or its Affiliate) contained in this Agreement or the Ancillary Agreements; or
(ii)    the breach or default by such Indemnitor (or its Affiliate) of any covenant or agreement of such Indemnitor (or its Affiliate) contained in this Agreement.
(b)    Duke and Cinergy shall, jointly and severally, defend, indemnify and hold harmless Investor, the other members of Investor’s Indemnified Group and the Companies from and against any Loss suffered or incurred by any such Person to the extent arising out of, or resulting from:
(i)    any Controlled Group Liabilities with respect to any ERISA Affiliate, whether incurred or accrued before or after the First Closing Date;
(ii)    any Liability of (1) Duke or (2) Affiliates of Duke other than the Companies, in each case arising out of or resulting from their business, Assets, Contracts, operations or transactions, whether arising before on or after the Agreement Date, excluding any Liability of (x) Duke or (y) Affiliates of Duke other than the Companies to the extent arising out of or resulting from the business, Assets, Contracts, operations or transactions of the Companies;

(iii)    any services, products, support or assistance that any of the Companies or their predecessors provided to an Affiliate of the Companies that designed, developed, owned or operated a nuclear power plant;
(iv)    any cash Taxes or any reduction in amounts payable to any of the Companies pursuant to the Tax Sharing Agreement, in each case attributable to the acceleration of any deferred intercompany gain of a Company pursuant to Treasury Regulation § 1.1502-13 (but only to the extent such Taxes have not already been paid by the Company under the Tax Sharing Agreement in connection with the creation of the deferred intercompany gain) as a result of the deconsolidation of such Company from the Duke Consolidated Group, unless such deconsolidation results from (A) a sale or other transfer of 100% of the interests in such Company or (B) any action taken by or at the direction of Investor; provided, that, for the avoidance of doubt, the calculation of such Taxes shall reflect the cost of the timing differences relating to the relevant income and loss items taken into account as a result of the deconsolidation event (as compared to if the deconsolidation event had not occurred); and
(v)    any Taxes for which a Company may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of being or having been a member of a combined, consolidated, unitary or similar group that includes one or more entities other than the Companies.
Section 10.2    Period for Making Claims. No claim under Section 10.1(a)(i) or Section 10.1(a)(ii) may be made unless such Party shall have delivered a Claim Notice with respect to such claim for breach of a representation or warranty or covenant or agreement prior to the expiration of the applicable Survival Period.
Section 10.3    Limitations on Indemnification.
(a)    With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, each Party’s liability under Section 10.1(a)(i) shall be limited to an amount equal to ten percent (10%) of the portion of the Adjusted Purchase Price that has been paid at the applicable time. As to any claim for indemnification for a breach or inaccuracy of any Fundamental Representation, each Party’s liability under this Article X shall be limited to the portion of the Adjusted Purchase Price that has been paid at the applicable time.
(b)    With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to aggregate Losses arising from the same circumstances or relating to the same fact pattern in excess of ten million dollars ($10,000,000).
(c)    With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to aggregate Losses in excess of two percent (2.0%) of the Adjusted Purchase Price, and then only to the extent such Losses are in excess of two percent (2.0%) of the Adjusted Purchase Price.
(d)    To the extent that any Indemnitor is not obligated to pay to any Indemnified Party any amount with respect to indemnification for Losses otherwise subject to indemnification solely as a result of the limitations set forth in Section 10.3(a) and, at any time, the Adjusted Purchase Price is increased to reflect any additional payments by Investor pursuant to Article II, the Indemnitor shall pay such additional amounts to such Indemnified Party, up to the aggregate limitations set forth in Section 10.3(a) with respect to the Adjusted Purchase Price, as so increased.
(e)    The limitations set forth in this Section 10.3 shall not apply to claims of, or causes of action arising from, intentional misconduct, intentional or willful misrepresentation or fraud by any Party.
Section 10.4    Adjustments for Indemnity Payments. Except as otherwise required by Law, the Parties shall treat for all Tax purposes any indemnification payment made hereunder as an adjustment to the Adjusted Purchase Price.
Section 10.5    Procedure for Indemnification with Respect to Direct Claims. Whenever any direct claim shall arise for indemnification under this Article X, the Indemnified Party, after attaining knowledge of such claim, shall promptly notify the Indemnitor of the claim and, when known, the facts constituting the basis for such claim (such notice, a “Claim Notice”); provided, however, that the failure to provide such Claim Notice shall not release the Indemnitor from its obligations under this Article X except to the extent that the Indemnitor has been actually prejudiced by such failure. If, within thirty (30) days after receiving a Claim Notice, the Indemnitor notifies the Indemnified Party that it does not contest such Claim Notice or the Indemnitor does not give written notice to the Indemnified Party that it contests such Claim Notice, then the amount of indemnity payable for such claim shall be as set forth in the Indemnified Party’s Claim Notice. If the Indemnitor contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor’s notice objecting to the claim. If the Parties cannot reach agreement within such thirty (30)-day period, the matter shall be resolved in accordance with the provisions of Section 11.8.
Section 10.6    Procedure for Indemnification with Respect to Third-Party Claims.
(a)    Notice of Claim
. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article X (each a “Third-Party Claim”), such Indemnified Party shall, reasonably promptly, submit a Claim Notice to the Indemnitor, specifying the nature of such Third-Party Claim and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article X, except to the extent that the Indemnitor has been actually prejudiced by such failure. The Indemnitor shall notify the Indemnified Party as soon as reasonably practicable whether the Indemnitor disputes its liability to the Indemnified Party for such claim under this Article X; provided that the failure of an Indemnitor to give timely notice shall not affect its rights under this Article X, except to the extent that the Indemnified Party has been actually prejudiced by such failure.
(b)    Conduct of Claim.
i.Except with respect to Taxes:
(1)    If the Indemnitor notifies the Indemnified Party that the Indemnitor acknowledges its liability under this Article X and that it desires to defend the Indemnified Party with respect to the Third-Party Claim, the Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to take control of the defense, negotiation and/or settlement of such Third-Party Claim, unless (1) the Indemnitor is also a party to such Third-Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (2) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification; provided that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense). If the Indemnitor assumes the defense of a Third-Party Claim in accordance with this Section 10.6, (x) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, and (y) the Indemnitor shall defend such Third-Party Claim in good faith to final conclusion or settlement of such Third-Party Claim. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period after the Indemnified Party has provided a Claim Notice with respect to a Third-Party Claim but the Indemnitor has not assumed the defense of a Third-Party Claim for which the Indemnified Party is entitled to indemnification pursuant to this Article X. The Indemnitor shall provide fifteen (15) days advance written notice of any proposed settlement or compromise to the Indemnified Party, and the Indemnitor shall not, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), compromise or settle any Third-Party Claim, nor execute or otherwise agree to any consent decree, that (I) provides for other than monetary payment, (II) does not include as an unconditional term thereof the giving of a release from all liability with respect to such Third-Party Claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the Third-Party Claim, or (III) involves any finding or admission of any violation of Law or any violation of the rights of any Person.
(2)    If the Indemnitor elects not to defend or settle such proceeding, claim or demand, the Indemnified Party shall provide ten (10) Business Days’ advance written notice of any proposed settlement or compromise to the Indemnitor. Without the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), no Indemnified Party shall settle or compromise any Third-Party Claim for which the Indemnitor has acknowledged its liability under this Article X, unless (I) the terms of such settlement are substantially the same as the proposed settlement or compromise delivered in the Claim Notice to the Indemnitor or (II) such settlement (x) provides only for the payment of money and does not include any admission of guilt or culpability and (y) includes a full release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitor that is or may be subject to the Third-Party Claim.
(3)    The Indemnitor and the Indemnified Party shall cooperate reasonably with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.
(ii)    Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in the Transaction Documents, Cinergy shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation or settlement of any proceeding, claim or demand that relates to Taxes of Cinergy or any of its Affiliates (including DEI Holdco, DEI and any of their Subsidiaries).
(c)    Payment of Third-Party Claims. After final non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor with respect to any Third-Party Claim, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing with respect to such Third-Party Claim at such time by the Indemnitor with respect to such matter, and such amount shall be paid within five (5) Business Days by the Indemnitor to the applicable Indemnified Party.
(d)    Access to Information. If any Third-Party Claim is made against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees of the Indemnified Party whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.
Section 10.7    Exclusive Remedy. Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this Article X shall become effective as of the First Closing Date. Other than equitable remedies and except in the case of intentional misconduct, intentional or willful misrepresentation or fraud, the indemnities set forth in this Article X shall be the exclusive remedies of Investor and Cinergy and their respective Indemnified Groups due to the breach or inaccuracy of any representation or warranty, or the breach or default of any covenant or agreement, contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights, breach or damages or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.

Section 10.8    Damages Calculations.
(a)    Except as expressly provided herein, no Party or its Affiliates, or other members of its Indemnified Group, shall be liable hereunder at any time for special or punitive damages or any Losses of the other Party or any of the members of their respective Indemnified Groups which are not the natural, probable and reasonably foreseeable result of the event giving rise to the Loss as contemplated by the Parties as of the Agreement Date, whether in contract, tort (including negligence), strict liability or otherwise, except to the extent payable to a third party.
(b)    Each of Cinergy’s and Duke’s representations and warranties in this Agreement that contain any “Material Adverse Effect,” “in all material respects,” or other materiality (or correlative meaning) qualifications shall be deemed to exclude such qualifiers both for purposes of determining whether or not there is a breach of such representation or warranty and for purposes of calculating Losses under this Article X; provided, however, that the foregoing shall not apply to the word “Material” where it is included in any capitalized phrase serving as a defined term for purposes of this Agreement (e.g., the phrases “Material Contract” or “Material Supplier”).
ARTICLE XI

MISCELLANEOUS
Section 11.1    Entire Agreement. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter.
Section 11.2    Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered before 5:00 p.m. New York time on a Business Day, the next Business Day) if delivered by electronic mail (with confirmation of transmission) and if a hard copy is delivered by overnight delivery service the next Business Day, (b) on the date of delivery if by hand delivery (with confirmation of receipt) (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if sent by overnight service with a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Party:

(a)    If to Investor:

Epsom Investment Pte. Ltd.
c/o GIC Pte Ltd
168 Robinson Road
#37-01 Capital Tower
Singapore, 068912
Attention: Goh Siang
Email: gohsiang@gic.com.sg

and

Epsom Investment Pte. Ltd.
c/o GIC Private Equity & Infrastructure
280 Park Avenue
New York, New York 10017
Attention: Alex Greenbaum; Saumil Agrawal
Email: alexgreenbaum@gic.com.sg; saumilagrawal@gic.com.sg

With copies (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Asi Kirmayer; Chris Barbuto
Email: akirmayer@sidley.com; cbarbuto@sidley.com
(b)    If to Duke, Cinergy or DEI Holdco:

Duke Energy Corporation
550 S. Tryon Street, DEC45A
Charlotte, NC 28202
Attention: Greer Mendelow
Email: greer.mendelow@duke-energy.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention: Pankaj Sinha
Email: psinha@skadden.com

Section 11.3    Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 11.4    Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Investor may assign its rights and obligations hereunder, without the consent of any other Party, (a) to any of its Affiliates, (b) by way of collateral security to any Financing Source, and (c) to an acquirer of its DEI Holdco Membership Interests. Except for (A) any Indemnified Party’s right to indemnification pursuant to Article X and (B) the right of Investor, as described in this Section 11.4, to enforce the right of the Companies to indemnification set forth in Section 10.1(b), this Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns. The Parties agree that Investor shall have the right to act on behalf of any Company, including initiating any Action or Proceeding, to enforce any claim by the Company to indemnification under Section 10.1(b). Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
Section 11.5    Amendments. This Agreement may be amended, modified or supplemented, with respect to any of the terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of all Parties and, with respect to Section 11.4(b), only with the consent of the Financing Sources.
Section 11.6    Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the Parties are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

Section 11.7    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, Schedule, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits or Schedules) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the Agreement Date. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as in effect on the Agreement Date and amended, modified or supplemented to the extent expressly permitted by the terms hereof and in effect from time to time, and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) ”or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more”. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. Any document, list or other item shall be deemed to have been “made available” or “provided” to Investor for purposes of this Agreement only if such document, list or other item was posted at least two (2) Business Days before the Agreement Date in the Datasite electronic data room established by Cinergy for the Transaction.
(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)    No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
Section 11.8    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware, without regard to applicable choice of law provisions thereof.
(b)    Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of Delaware located in Wilmington, Delaware or the United States District Court for the District of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof (each, a “Proceeding”), (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any Proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Proceeding to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (A) consents to service of process in any such action in any manner permitted by Delaware Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, shall constitute good and valid service of process in any Proceeding and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING OR OTHER CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9    Specific Performance. The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive in any action for specific performance the defense of adequacy of a remedy at law in connection therewith. The Parties further agree that (a) by seeking any remedy provided in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (b) nothing contained in this Section 11.9 shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 11.9 prior to exercising any other right under this Agreement.
Section 11.10     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.
Section 11.1    No Offset. No Party may offset any amount due to any other Party or any of such other Party’s Affiliates against any amount owed or alleged to be owed from such other Party or its Affiliates under this Agreement or any other Transaction Document without the written consent of such other Party.
Section 11.12    Waiver; Conflicts. Recognizing that Skadden, Arps, Slate, Meagher & Flom LLP (“Company Counsel”) has acted as legal counsel to Cinergy and DEI Holdco and certain of their Affiliates prior to the date hereof, and that Company Counsel intends to act as legal counsel to Cinergy and DEI Holdco and their Affiliates after the Closing, Investor hereby waives, on its own behalf and agrees to cause its respective Affiliates to waive, any conflicts that may arise in connection with Company Counsel representing Cinergy or DEI Holdco or its Affiliates, whether prior to or after the First Closing, solely as such representation may relate to the Transactions; provided, however, that such waiver shall not extend to any representation in connection with any litigation or other Action or Proceeding against Investor or its Affiliates. In addition, all communications involving attorney-client confidences between Cinergy or DEI Holdco and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, in the course of the engagement with respect to negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to Cinergy and DEI Holdco and their Affiliates (and not Investor). Accordingly, Investor shall not have the right to obtain access to any such communications or to the files of Company Counsel relating to such engagement at any time. Without limiting the generality of the foregoing, from and after the First Closing Date, (a) Cinergy and DEI Holdco and their Affiliates (and not Investor) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Investor shall not be a holder thereof, (b) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only Cinergy and DEI Holdco and its Affiliates (and not Investor) shall hold such property rights and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-

client communications or files to Investor by reason of any attorney-client relationship between Cinergy and DEI Holdco and Company Counsel or otherwise. This Section 11.12 shall be irrevocable, and no term of this Section 11.12 may be amended, waived or modified, without the prior written consent of Company Counsel.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Agreement Date.
CINERGY CORP.

By:     /s/ Karl W. Newlin
    Name: Karl W. Newlin
    Title: SVP, Corporate Development & Treasurer
DUKE ENERGY INDIANA HOLDCO, LLC

By:     /s/ Karl W. Newlin
    Name: Karl W. Newlin
    Title: SVP, Corporate Development & Treasurer
DUKE ENERGY CORPORATION

By:     /s/ Lynn J. Good
    Name: Lynn J. Good
    Title: Chair, President & CEO
EPSOM INVESTMENT PTE. LTD.

By:     /s/ Alexander Greenbaum
    Name: Alexander Greenbaum
    Title: Authorized Signatory